Exhibit 99.10

Execution Version

STUDIO CITY COMPANY LIMITED

as Issuer

and

STUDIO CITY INVESTMENTS LIMITED

as Parent Guarantor

and

THE SUBSIDIARY GUARANTORS AS SPECIFIED HEREIN

US$350,000,000 5.875% Senior Secured Notes due 2019

US$850,000,000 7.250% Senior Secured Notes due 2021

PURCHASE AGREEMENT

9/F, Central Tower

28 Queen’s Road Central

Hong Kong

PURCHASE AGREEMENT

November 22, 2016

Each of the institutions named in Schedule A hereto

(each, an “Initial Purchaser” and, collectively, the “Initial Purchasers”)

Ladies and Gentlemen:

Studio City Company Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (the “Issuer”), confirms its agreement with the Initial Purchasers with respect to the issuance and sale by the Issuer and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in Schedule A hereto of US$350,000,000 aggregate principal amount of the Issuer’s 5.875% Senior Secured Notes due 2019 (the “2019 Notes”) and US$850,000,000 aggregate principal amount of the Issuer’s 7.250% Senior Secured Notes due 2021 (the “2021 Notes” and together with the 2019 Notes, the “Notes”), subject to the terms and conditions set forth in this purchase agreement (this “Agreement”). The 2019 Notes are to be issued pursuant to an indenture (as amended and supplemented by the applicable Supplemental Indenture (as defined below), the “2019 Notes Indenture”), dated as of the Closing Date (as defined below), among the Issuer, Deutsche Bank Trust Company Americas, as trustee (the “2019 Notes Trustee”), Studio City Investments Limited (the “Parent Guarantor”) and the existing subsidiaries of the Issuer listed on Schedule B hereto (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors” and together with the Parent Guarantor, the “Guarantors” and each, a “Guarantor”). The 2021 Notes are to be issued pursuant to an indenture (as amended and supplemented by the applicable Supplemental Indenture, the “2021 Notes Indenture”, together with the 2019 Notes Indenture, the “Indentures”, and each an “Indenture”), dated as of the Closing Date, among the Issuer, Deutsche Bank Trust Company Americas, as trustee (the “2021 Notes Trustee”, together with the 2019 Notes Trustee, the “Trustees”, and each, a “Trustee”) and the Guarantors. Upon the execution of the Intercreditor Agreement (as defined below), Industrial and Commercial Bank of China (Macau) Limited will accede to the Indentures as security agent (the “Security Agent”) and DB Trustees (Hong Kong) Limited will accede to the Indentures as intercreditor agent (the “Intercreditor Agent”), in each case by executing and delivering supplemental indentures to each of the Indentures dated as of the Closing Date (the “Supplemental Indentures”).

The Issuer’s obligations under each series of Notes, including the due and punctual payment of interest on such series of Notes, will be jointly, severally and unconditionally guaranteed on a senior secured basis by each of the Guarantors pursuant to the applicable Indenture. On or about the date hereof, the Issuer, the Guarantors, Bank of China Limited, Macau Branch, as agent and original lender, and Industrial and Commercial Bank of China (Macau) Limited, as security agent, entered into an amended and restated senior secured credit facility agreement (the “2021 Senior Secured Facilities Agreement”) to amend, restate and extend the senior term loan and revolving facilities agreement, dated January 28, 2013, as amended (the “Existing Senior Secured Facilities Agreement”), which provides that it shall become effective upon the closing of the offering of the Notes.

On the Closing Date (as defined below), the Issuer and the Guarantors will enter into an intercreditor agreement with the Trustees, the Security Agent, the Intercreditor Agent and the lender, the agent and the security agent under the 2021 Senior Secured Facilities Agreement (the “Intercreditor Agreement”).

The Issuer intends to use the net proceeds from the offering of the Notes, together with cash on hand, to repay, in full, indebtedness outstanding under the Existing Senior Secured Facilities Agreement (other than the amount rolled over into the term loan facility under the 2021 Senior Secured Credit Facilities).

The Issuer will be required to establish, prior to December 30, 2016, a note interest accrual account for the 2019 Notes (the “2019 Note Interest Accrual Account”) and a note interest accrual account for the 2021 Notes (the “2021 Note Interest Accrual Account” and together with the 2019 Note Interest Accrual Account, the “Note Interest Accrual Accounts”), each as described in the Offering Memorandum (as defined below) and effect the pledge of each Note Interest Accrual Account (each, an “NIAA Pledge”) for the benefit of holders of the 2019 Notes or the 2021 Notes, as applicable, in accordance with the terms of the applicable Indenture.

The Notes will be secured by a first-priority security interest in the Common Collateral (as described in the Disclosure Package (as defined below) and defined in the Indentures) and (in the case of the 2019 Notes) the 2019 Note Interest Accrual Account and (in the case of the 2021 Notes) the 2021 Note Interest Accrual Account (collectively, the “Collateral”). As used herein, the term “Notes” shall include the guarantees thereof (the “Guarantees”) by the Guarantors, unless the context otherwise requires, and this Agreement, the Indentures, the Notes, the Security Documents (as defined below), the NIAA Pledges, the Intercreditor Agreement and any other documents entered into in connection with the offer and sale of the Notes are referred to herein as the “Operative Documents.”

The offer of the Notes by the Initial Purchasers is herein called the “Offering.” All references to “U.S. dollars” or “US$” herein are to United States dollars. In connection with the Offering, the Issuer has made listing applications to, and approvals-in-principle have been obtained from, the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing on the SGX-ST of the 2019 Notes and the 2021 Notes, respectively.

The Issuer understands that the Initial Purchasers propose to make the Offering on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Notes to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Notes are to be offered and sold through the Initial Purchasers without being registered under the United States Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Notes and the Indentures, investors that acquire Notes may only resell or otherwise transfer such Notes (A) (i) if such Notes are hereafter registered under the Securities Act or (ii) if an exemption from the registration requirements of the Securities Act is available for such resale or transfer (including, without limitation, the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”), or Regulation S under the Securities Act (“Regulation S”) and (B) in compliance with transfer restrictions set forth in the Offering Memorandum under the caption “Transfer Restrictions”.

In connection with the sale of the Notes, the Issuer confirms that it has prepared and delivered to each of the Initial Purchasers copies of a preliminary offering memorandum dated November 15, 2016 (the “Preliminary Offering Memorandum”) and final pricing supplement, in the form attached hereto as Schedule C (the “Pricing Supplement”) and that it will prepare and deliver to each of the Initial Purchasers, dated the date hereof, a final offering memorandum (the “Final Offering Memorandum”), each for use by each of the Initial Purchasers in connection with its solicitation of purchases of, or offering of, the Notes. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including, without limitation, exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Issuer to each of the Initial Purchasers in connection with their solicitation of purchases of, or offering of the Notes.

For purposes of this Agreement:

“Gaming License” means a license for operating games of chance and other casino games in Macau, pursuant to a valid subconcession contract.

“Material Contracts” means each of (i) the Services and Right to Use Agreement originally dated May 11, 2007 and as amended on June 15, 2012 (the “Services and Right to Use Agreement”) between Studio City Entertainment Limited (formerly named MSC Diversões Limitada and New Cotai Entertainment (Macau) Limited) and Melco Crown Gaming (Macau) Limited, previously known as PBL Entertainment (Macau) Limited, a Macau company (“MC Gaming”); (ii) the Land Concession dated October 9, 2001 between Macau Special Administrative Region and Studio City Developments Limited (formerly known as East Asia-Televisão Por Satelite, Limitada and MSC Desenvolvimentos, Limitada), as amended on July 25, 2012; (iii) the reimbursement agreement dated June 15, 2012, between MC Gaming and Studio City Entertainment Limited; (iv) the services agreements and arrangements for non-gaming services entered into on December 21, 2015 between Studio City International Holdings Limited and certain of its subsidiaries on one hand and certain subsidiaries of Melco Crown Entertainment Limited on the other; and (v) all amendments, variations, modifications and supplements of the documents referred to in (i) through (iv) above.

“Sanction Target” means any person who is (i) the subject or the target of any sanctions or trade embargos administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”) or the Monetary Authority of Singapore (“MAS”) or any other applicable sanctions regulation (collectively, “Sanctions”); (ii) 50% or more owned by or otherwise controlled by or acting on behalf of one or more persons referenced in clause (i) above, or (iii) located, organized or resident in a country or territory that is the subject or the target of Sanctions (including but not limited to, Cuba, Iran, North Korea, Sudan, the Crimea region in the Ukraine and Syria) (each, a “Sanctioned Country”).

“Security Documents” means the security documents listed on Schedule D hereto.

Unless otherwise specified or the context requires otherwise, references in this Agreement to the subsidiaries of the Parent Guarantor include the Issuer.

SECTION 1. Representations and Warranties by the Issuer and the Guarantors.

Each of the Issuer and the Guarantors jointly and severally represents and warrants to each Initial Purchaser as of the date hereof and, as of the Closing Date referred to in Section 2(b) hereof, and agrees with the Initial Purchaser, as follows:

(i) Disclosure Package and Final Offering Memorandum. As of the Applicable Time (as defined below), neither (x) the Preliminary Offering Memorandum as supplemented by the Pricing Supplement, that has been prepared and delivered by the Issuer to each Initial Purchaser in connection with their solicitation of offers to purchase Notes, all considered together (collectively, the “Disclosure Package”), nor (y) any individual Supplemental Offering Materials (as defined below), when considered together with the Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means the time when sales of the Notes were first made.

“Supplemental Offering Materials” means any “written communication” (within the meaning of the rules and regulations promulgated under the Securities Act by the U.S. Securities and Exchange Commission (the “Commission”)), prepared by or on behalf of the Issuer, or used or referred to by the Issuer, that constitutes an offer to sell or a solicitation of an offer to buy the Notes other than the Offering Memorandum or amendments or supplements thereto (including the Pricing Supplement), including, without limitation, any road show material relating to the Notes that constitutes such a written communication.

As of its date of issue and as of the Closing Date, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the representations, warranties and agreements in this Section 1(i) shall not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum or any amendments or supplements thereto made in reliance upon and in conformity with information furnished to the Issuer in writing by an Initial Purchaser expressly for use in the Disclosure Package or the Final Offering Memorandum or any amendments or supplements thereto. For the avoidance of doubt, such information shall be limited to such Initial Purchaser’s name as set forth in the first sentence of the first paragraph under the section “Plan of Distribution—Price Stabilization and Short Positions” in the Disclosure Package and Final Offering Memorandum.

(ii) Existence. The Parent Guarantor and each of its subsidiaries has been duly incorporated and is existing and (where such concept is applicable) in good standing under the laws of the jurisdiction of its incorporation or establishment, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure Package and the Final Offering Memorandum and to enter into, execute and perform its obligations under the Operative Documents to which it is a party, and is duly qualified to do business as a foreign corporation (where such concept is applicable) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, and is and will be subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.

(iii) Subsidiaries. The Parent Guarantor does not have any subsidiaries other than the ones listed on Schedule B. All of the issued and outstanding authorized shares of each subsidiary of the Parent Guarantor has been duly authorized and validly issued and is fully paid and non-assessable; and except for authorized shares which have been pledged pursuant to prior financings as disclosed in the Offering Memorandum, the authorized shares of each subsidiary owned by the Parent Guarantor, directly or through subsidiaries, is owned free from liens, encumbrances and defects. The statements and the diagrams set forth in the Disclosure Package and Final Offering Memorandum under the section “Summary—Corporate Structure and Certain Financing Arrangements,” insofar as they purport to describe the ownership interests of the Parent Guarantor and its subsidiaries are accurate and fair in all material respects.

(iv) Capitalization. The capitalization of the Parent Guarantor is as set forth in the Disclosure Package and the Final Offering Memorandum in the column entitled “Actual” under the caption “Capitalization”; all of the issued and outstanding shares of the Parent Guarantor have been duly authorized; and the shareholders of neither the Parent Guarantor nor the Issuer have any preemptive rights with respect to the authorized shares.

(v) Registration Rights. There are no contracts, agreements or understandings between the Parent Guarantor or any of its subsidiaries and any person granting such person the right to require the Parent Guarantor or such subsidiary to file a registration statement under the Securities Act with respect to any securities of the Parent Guarantor or any of its subsidiaries owned or to be owned by such person or to require the Parent Guarantor or any of its subsidiaries to include such securities in the Notes registered pursuant to a registration statement or in any securities being registered pursuant to any other registration statement filed by the Issuer under the Securities Act.

(vi) Absence of Further Requirements. No consent, approval, or order of, clearance by, or filing or registration with, any person (including any governmental agency or body or any court or any stock exchange) is required to be obtained or made by the Parent Guarantor or any of its subsidiaries for the consummation by the Parent Guarantor or such subsidiary of the transactions contemplated by the Operative Documents, the Disclosure Package and the Final Offering Memorandum, except (A) such as may be required under the blue sky or similar laws of any jurisdiction in connection with the purchase and distribution of the Notes by the Initial Purchasers in the manner contemplated in the Operative Documents, the Disclosure Package and the Final Offering Memorandum and (B) such as may be required by the SGX-ST in connection with its granting approval-in-principle for the listing and quotation of the Notes when such approval is obtained. No governmental authorization is required to effect payments of principal, premium, if any, and interest on the Notes.

(vii) Title to Property. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, the Parent Guarantor and its subsidiaries have good and marketable title to all real property and all other property and assets owned by them as are necessary to the conduct of their respective businesses in the manner described in the Disclosure Package and the Final Offering Memorandum, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them, and the Parent Guarantor and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them and except for such liens, encumbrances, charges, defects, claims, options or restrictions which, individually or in the aggregate, would not have a material adverse effect on the condition (financial or other), business, properties, business prospects or results of operations of the Parent Guarantor and its subsidiaries taken as a whole (“Material Adverse Effect”).

(viii) Compliance. Neither the Parent Guarantor nor any of its subsidiaries is (A) in violation of its respective constitutional documents, (B) in default of the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed or trust, loan or credit agreement, note, license, lease or other agreement or instrument, including, without limitation, each Material Contract (as defined above) to which the Parent Guarantor or any of its subsidiaries is a party or by which it may be bound, or to which any of the properties or assets of the Parent Guarantor or any of its subsidiaries may be subject (and no event has occurred which, with the giving of notices or lapse of time or both, would constitute such default), after giving effect to the use of proceeds as described in the Offering Memorandum under the caption “Use of Proceeds,” or (C) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Parent Guarantor or such subsidiary or any of its properties, as applicable, except, in the case of (B) and (C) only, any defaults or violations which, individually and collectively, would not have a Material Adverse Effect.

(ix) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of each Operative Document and the consummation of the transactions contemplated herein and therein by the Parent Guarantor, the Issuer and the Subsidiary Guarantors, the issuance and sale of the Notes and the application of the proceeds from the sale of the Notes by the Issuer, as described in the Offering Memorandum under the caption “Use of Proceeds” and compliance by the Parent Guarantor and its subsidiaries with their obligations hereunder and thereunder, considered together with the transactions contemplated under the 2021 Senior Secured Facilities Agreement, do not and will not result in (A) a violation of the respective constitutional documents of the Parent Guarantor or any of its subsidiaries, (B) a violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Parent Guarantor or any of its subsidiaries or any of their properties, or (C) a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Parent Guarantor or any of its subsidiaries pursuant to, the constitutional documents of the Parent Guarantor or any of its subsidiaries, any statute, rule, regulation or order of any governmental agency or body or any court, arbitrator or other authority, domestic or foreign, having jurisdiction over the Parent Guarantor or any of its subsidiaries or any of their properties, or any agreement or instrument to which the Parent Guarantor or any of its subsidiaries is a party or by which the Parent Guarantor or any of its subsidiaries is bound or to which any of the properties of the Parent Guarantor or any of its subsidiaries is subject except in the case of (C) above, where any such violation, contravention or default would not, individually or in the aggregate, have a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Parent Guarantor or any of its subsidiaries, including but not limited to pursuant to the terms of Studio City Finance Limited’s 8.500% Senior Notes due 2020, or that would prevent the satisfaction of, or defeat any condition to drawdown or other requirement under any contract related to indebtedness or otherwise adversely affect the availability to the Parent Guarantor or any of its subsidiaries of financing contemplated thereby, including but not limited to under the 2021 Senior Secured Facilities Agreement.

(x) Authorization of Material Contracts. There are no other contracts that are material to the operation of the Parent Guarantor’s or its subsidiaries’ business than the Material Contracts, and each Material Contract to which the Parent Guarantor or any of its subsidiaries is a party has been duly authorized, executed and delivered by the Parent Guarantor and/or such subsidiary, as applicable, and assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding agreement of such parties, enforceable against the Parent Guarantor and such subsidiary, as the case may be, in accordance with its terms, in each case, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(xi) Licenses. The Parent Guarantor and its subsidiaries possess, and are in compliance with the terms of, all adequate licenses, certificates, authorizations, and franchise permits (collectively, “Licenses”) issued by appropriate governmental agencies or bodies necessary or material to the conduct of the business now operated by them or proposed in the Disclosure Package and the Final Offering Memorandum to be conducted by them, except for such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any License that, if determined adversely to the Parent Guarantor or any of its subsidiaries would, individually or in the aggregate, have a Material Adverse Effect. To the best knowledge of the Parent Guarantor and the Issuer, the Gaming License of MC Gaming remains in full force and effect and validly authorizes MC Gaming to carry on the gaming business as is and is proposed to be conducted pursuant to the Services and Right to Use Agreement and on the terms and conditions, in each case as described in the Disclosure Package and the Final Offering Memorandum, and to the knowledge of the Parent Guarantor and the Issuer, no notice of any proceeding or claim or action for the invalidation, revocation, cancellation or imposition of any further condition or requirement of or in connection with the Gaming License has occurred or is threatened.

(xii) Absence of Labor Dispute. Except as would not have a Material Adverse Effect, (a) no labor dispute with the employees of the Parent Guarantor or any of its subsidiaries exists or, to the knowledge of the Parent Guarantor or any of its subsidiaries, is imminent.

(xiii) Possession of Intellectual Property. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, the Parent Guarantor and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated or proposed to be operated by them or presently employed or proposed to be employed by them, and if such business is described in the Disclosure Package and the Final Offering Memorandum, as described in the Disclosure Package and the Final Offering Memorandum. Neither the Parent Guarantor nor any of its subsidiaries has received any notice or communication of infringement of or conflict with asserted rights of others with respect to any intellectual property rights of others that, if determined adversely to the Parent Guarantor or any of its subsidiaries would, individually or in the aggregate, have a Material Adverse Effect.

(xiv) Offering Memorandum. The statements set forth in the Offering Memorandum (i) under the sections headed “Summary,” “Use of Proceeds,” “Capitalization,” “Description of Notes,” “Description of Other Material Indebtedness” and “Principal Shareholders,” insofar as they purport to constitute a summary of the terms of the Notes, and (ii) under the sections headed “Management,” “Risk Factors,” “Business,” “Plan of Distribution,” “Summary,” “Capitalization,” “Regulation,” “Taxation,” “Enforcement of Civil Liabilities,” “Description of Other Material Indebtedness” and “Description of Material Contracts,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair in all material respects. The Operative Documents will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum.

(xv) Environmental Laws. Neither the Parent Guarantor nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances or relating to the safety of employees in the workplace (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation or proceeding (“Proceeding”) relating to any environmental laws, which violation, contamination, liability or Proceeding would, individually or in the aggregate, have a Material Adverse Effect; and neither the Parent Guarantor nor any of its subsidiaries is aware of any pending hearing or investigation which might lead to such a claim.

(xvi) Insurance. The Parent Guarantor and its subsidiaries maintain insurance in such amounts and covering such risks as the Parent Guarantor and each subsidiary reasonably considers adequate for the conduct of its business and as is customary for companies engaged in similar businesses in similar industries and in similar locations, all of which insurance is in full force and effect. There are no material claims by the Parent Guarantor or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Parent Guarantor nor any of its subsidiaries has a reason to believe that it will not be able to renew its existing renewable insurance as and when such coverage expires or will not be able to obtain replacement insurance adequate for the conduct of the business and the value of its properties at a cost that would not have a Material Adverse Effect.

(xvii) Statistical and Market-Related Data. Any third-party statistical and market-related data included in the Disclosure Package or the Final Offering Memorandum are based on or derived from sources that the Issuer believes to be reliable and accurate.

(xviii) Absence of Accounting Issues. The sole director of the Parent Guarantor has confirmed that the director is not reviewing or investigating, and neither the Parent Guarantor’s independent auditors nor their internal auditors have recommended that the director review or investigate, (i) adding to, deleting, changing the application of, or changing the Parent Guarantor’s disclosure with respect to, the Parent Guarantor’s material accounting policies; (ii) any matter which could result in a restatement of the Parent Guarantor’s consolidated financial statements for any annual or interim period during the current or prior three fiscal years.

(xix) Taxes. No taxes, imposts or duties of any nature (including, without limitation, stamp or other issuance or transfer taxes or duties and capital gains, income, withholding or other taxes) are payable by or on behalf of the Initial Purchasers to the governments of the British Virgin Islands or Macau or, in each case, any political subdivision or taxing authority thereof or therein in connection with (A) the execution and delivery of the Operative Documents, (B) the creation, issue or delivery of the Notes pursuant hereto and the sale thereof and the giving of the Guarantees by the Guarantors, (C) the consummation of the transactions contemplated by this Agreement or (D) except as disclosed in the Disclosure Package and the Final Offering Memorandum under the heading “Taxation,” the resale and delivery of such Notes by the Initial Purchasers in the manner contemplated in the Disclosure Package and the Final Offering Memorandum.

(xx) Filing of Tax Returns. Each of the Parent Guarantor and its subsidiaries has filed on a timely basis all necessary tax returns, reports and filings (except in any case in which the failure to file on a timely basis would not have a Material Adverse Effect), and all such returns, reports or filings are true, correct and complete in all material aspects, and are not the subject of any disputes with revenue or other authorities and to the Issuer’s knowledge there are no circumstances giving rise to, or which could give rise to, such disputes. None of the Parent Guarantor or its subsidiaries is delinquent in the payment of any taxes due thereunder or has any knowledge of any tax deficiency which might be assessed against any of them, which, if so assessed, would have a Material Adverse Effect.

(xxi) Litigation. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Parent Guarantor, any of its subsidiaries or any of their respective properties that, if determined adversely to the Parent Guarantor or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially or adversely affect the ability of the Parent Guarantor or any of its subsidiaries to perform their respective obligations under the Operative Documents to which they are a party, or which are otherwise material in the context of the sale of the Notes by the Issuer; and to the Parent Guarantor’s and each of its subsidiaries’ best knowledge, no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or contemplated.

(xxii) Auditor. Deloitte Touche Tohmatsu (“Deloitte”), who certified the financial statements and the supporting schedules of the Parent Guarantor included in the Disclosure Package and the Final Offering Memorandum, is the independent public accountant of the Parent Guarantor.

(xxiii) Financial Statements. The consolidated financial statements of the Parent Guarantor and its consolidated subsidiaries, together with the applicable related notes, included in the Disclosure Package and the Final Offering Memorandum present fairly the consolidated financial position of the Parent Guarantor and its consolidated subsidiaries at the dates indicated and their consolidated statement of operations, stockholders’ equity and cash flows for the periods specified. Such consolidated financial statements of the Parent Guarantor and its consolidated subsidiaries have been prepared in conformity with generally accepted accounting principles applied on a consistent basis in the United States of America (“U.S. GAAP”) throughout the periods involved. The selected financial data and the summary financial information included in the Disclosure Package and the Final Offering Memorandum present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Disclosure Package and the Final Offering Memorandum and the other financial information included in the Disclosure Package and the Final Offering Memorandum has been derived from the accounting records of the Parent Guarantor and its subsidiaries and presents fairly the information shown thereby.

(xxiv) No Material Adverse Change in Business. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, since the date of the period covered by the latest financial statements included in the Disclosure Package and the Final Offering Memorandum, neither the Parent Guarantor nor any of its subsidiaries has (i) incurred, assumed or acquired any material liability (including contingent liability) or other obligation, (ii) received notice of any cancellation, termination, breach, violation or revocation of, or imposition or inclusion of additional conditions or requirements with respect to the Services and Right to Use Agreement, or received notice of any cancellation, termination, breach, violation or revocation of any Material Contract, or of any Debt Repayment Triggering Event, (iii) acquired or disposed of or agreed to acquire or dispose of any business or any other asset material to the Parent Guarantor and its subsidiaries taken as a whole, (iv) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matter identified in clauses (i) through (iii) above, or (v) sustained any material loss or interference with its business from fire, explosion or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and since the respective dates as of which information is given in the Disclosure Package and the Final Offering Memorandum, there has been no change, nor any development or event that would have a Material Adverse Effect. Except as disclosed in or contemplated by the Disclosure Package and the Final Offering Memorandum, since the date of the period covered by the latest financial statements included in the Disclosure Package and the Final Offering Memorandum, there has been no dividend or distribution of any kind declared, paid or made by the Parent Guarantor or the Issuer on any class of its authorized shares and there has been no material adverse change in the authorized shares, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Parent Guarantor and its subsidiaries.

(xxv) Management’s Discussion and Analysis of Financial Condition and Results of Operations. The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Disclosure Package and the Final Offering Memorandum accurately and fully describes (A) accounting policies which the Parent Guarantor believes are the most important in the portrayal of the financial condition and results of operations of the Parent Guarantor and its consolidated subsidiaries and which require management’s most difficult, subjective or complex judgments (“critical accounting policies”); (B) judgments and uncertainties affecting the application of critical accounting policies; and (C) explanation of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. The Parent Guarantor’s director and senior management have reviewed and agreed with the selection, application and disclosure of critical accounting policies. The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Disclosure Package and the Final Offering Memorandum accurately and fully describes (A) all material trends, demands, commitments, events, uncertainties and risks that the Parent Guarantor and the Issuer believe would materially affect liquidity and are reasonably likely to occur; and (B) all off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources of the Parent Guarantor and its subsidiaries taken as a whole. Except as otherwise disclosed in the Disclosure Package and the Final Offering Memorandum, there are no outstanding guarantees or other contingent obligations of the Parent Guarantor or any subsidiary that would have a Material Adverse Effect.

(xxvi) No Prohibition on Subsidiaries from Paying Dividends or Making Other Distributions. Except as otherwise disclosed in the Disclosure Package and the Final Offering Memorandum, no subsidiary of the Issuer is currently prohibited, directly or indirectly, (i) from paying any dividends to the Issuer, (ii) from making any other distribution on such subsidiary’s authorized shares, (iii) from repaying to the Issuer any loans or advances to such subsidiary from the Issuer or (iv) from transferring any of such subsidiary’s property or assets to the Issuer or any other subsidiary of the Issuer.

(xxvii) Investment Company Act. None of the Issuer or the Guarantors is required to register, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Memorandum, would be required to register, as an investment company under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).

(xxviii) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Parent Guarantor or any of its subsidiaries, on the one hand, and the directors, officers, shareholders, customers, suppliers or other affiliates of the Parent Guarantor or any of its subsidiaries, on the other hand, that is required to be described in the Disclosure Package and the Final Offering Memorandum that is not so described.

(xxix) Stabilization Activities. None of the Parent Guarantor or the subsidiaries, their respective Affiliates (as defined below) or any person acting on its or their behalf, has taken or will take, directly or indirectly, any action for the purpose of stabilizing or manipulating the price of any security to facilitate the sale or resale of the Notes in violation of any applicable law, provided, however, that this provision shall not apply to any trading or stabilization activities conducted by the Initial Purchasers.

(xxx) Choice of Law. The agreement of each of the Issuer and the Guarantors to the choice of law provisions set forth in Section 19 of this Agreement will be recognized by the courts of the British Virgin Islands and Macau and are legal, valid and binding; each of the Issuer and the Guarantors can sue and be sued in its own name under the laws of the British Virgin Islands and Macau; the irrevocable submission by the Issuer and the Guarantors to the jurisdiction of a New York court and the appointment of Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as its authorized agent for the purpose described in Section 19 of this Agreement is legal, valid and binding; service of process effected in the manner set forth in Section 19 of this Agreement will be effective to confer valid personal jurisdiction over the Issuer and the Guarantors; and, except as disclosed in the Disclosure Package and the Final Offering Memorandum, a judgment obtained in a New York court arising out of or in relation to the obligations of the Issuer and the Guarantors under this Agreement would be enforceable against the Issuer and the Guarantors in the courts of the British Virgin Islands and Macau, in each case, without further review of the merits.

(xxxi) Compliance with Anti-bribery Laws. None of the Parent Guarantor, any of its subsidiaries or any of their respective directors or officers, nor to the knowledge of the Parent Guarantor, any agent, employee or other person acting on behalf of and at the direction of the Parent Guarantor or any of its subsidiaries has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any government official or employee from corporate funds. None of the Parent Guarantor, its subsidiaries and any of their respective officers, directors, supervisors or managers, and to the knowledge of the Parent Guarantor, their respective affiliates, agents or employees, has violated any applicable anti-bribery law, rule or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the United States Foreign Corrupt Practices Act or any other applicable law, rule or regulation of similar purpose and scope, or any amendment thereto (collectively, the “Anti-Bribery Laws”). The Parent Guarantor and its subsidiaries have instituted and maintain policies and procedures designed to (a) ensure continued compliance with the Anti-Bribery Laws and (b) detect the violations of Anti-Bribery Laws.

(xxxii) Compliance with Money Laundering Laws. Each of the Parent Guarantor, its subsidiaries and their respective officers, directors, supervisors, managers, and to the knowledge of the Parent Guarantor, each of their respective affiliates, agents or employees or other person acting on behalf, at the direction or in the interest of the Parent Guarantor or its subsidiaries, has not violated, and the Parent Guarantor and its subsidiaries operate and will continue to operate their businesses in compliance with any applicable anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other applicable laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the U.S. Patriot Act, the U.S. Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended and as applicable, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any applicable orders or licenses issued thereunder.

(xxxiii) Sanctions. None of the Parent Guarantor, its subsidiaries, and their respective officers, directors, supervisors, managers, nor to the knowledge of the Parent Guarantor, any affiliate, agent, or employee or other person acting on behalf, at the direction or in the interest of the Parent Guarantor or its subsidiaries is a person that is a Sanction Target or domiciled or registered in or operating from a Sanctioned Country. None of the Parent Guarantor or any of its subsidiaries has or intends to have any business operations or other dealings (a) in any Sanctioned Country, including the Crimean region in Ukraine, Cuba, Iran, Sudan, North Korea and Syria, (b) with any Specially Designated National (“SDN”) on OFAC’s SDN list or, to its knowledge, with a Sanction Target, and (c) involving commodities or services of a Sanctioned Country origin or shipped to, through, or from a Sanctioned Country, or on Sanctioned Country owned or registered vessels or aircraft, or finance or subsidize any of the foregoing exceeding 5% aggregated in comparison to the Parent Guarantor or any of its subsidiaries’ total assets or revenues. The Parent Guarantor and its subsidiaries have instituted and maintain policies and procedures designed to prevent sanctions violations (by such Parent Guarantor and its subsidiaries and by persons associated with such Parent Guarantor and its subsidiaries). None of the Parent Guarantor or its subsidiaries knows or has reason to believe that any of them are or may become subject of sanctions-related investigations or juridical proceedings.

(xxxiv) Forward-Looking Statements. Each “forward-looking statement” (within the meaning of Section 27A of the Act and Section 21E of the U.S. Securities Exchange Act of 1934 Act, as amended (the “Exchange Act”)) included in the Disclosure Package or the Final Offering Memorandum has been made or reaffirmed by the Issuer with a reasonable basis, in good faith and based on sound and reasonable assumptions.

(xxxv) Authorization of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Issuer and each Guarantor and constitutes a legal, valid and binding obligation of the Issuer and each of the Guarantors.

(xxxvi) Authorization of the Notes. The Notes have been duly authorized and, at the Closing Date, will have been duly executed by the Issuer and, when authenticated, issued and delivered in the manner provided for in the applicable Indenture and delivered against payment of the applicable Purchase Price (defined below) therefor as provided in this Agreement, will constitute legal, valid and binding obligations of the Issuer, and will be in the form contemplated by, and entitled to the benefits of, the applicable Indenture, will be consistent with the information in the Disclosure Package and will conform to the description thereof contained in the Final Offering Memorandum.

(xxxvii) Authorization of the Indentures and the Guarantees. Each of the Indentures and the Guarantees has been duly authorized by the Issuer and the Guarantors, and, when executed and delivered by the Issuer and the Guarantors (assuming the due authorization, execution and delivery by the Initial Purchasers), will constitute a legal, valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(xxxviii) Authorization of the Security Documents and the Intercreditor Agreement. Each of the Security Documents and the Intercreditor Agreement to which the Issuer and any Guarantor is a party has been duly and validly authorized by the Issuer and such Guarantor on or before the Closing Date, will have been duly executed and delivered by the Issuer and such Guarantor and will conform to the description thereof contained in the Disclosure Package and the Final Offering Memorandum and any such Security Document and the Intercreditor Agreement will constitute a legal, valid and binding obligation of the Issuer and the Guarantors party thereto, in each case enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Each of the NIAA Pledges to be effected in accordance with Section 3(j) will be effected in accordance with the terms of the applicable Indenture and conform to the description thereof contained in the Disclosure Package and the Final Offering Memorandum. There are no mortgages, liens, pledges, charges, security interests or encumbrances of any kind on the property of the Parent Guarantor or any of its subsidiaries other than mortgages, liens, pledges, charges, security interests or encumbrances specifically permitted under the Indentures or arising from statutory law or otherwise in the course of ordinary business of the Parent Guarantor.

(xxxix) Security Interest in the Collateral. (x) As of the Closing Date, each of the Security Documents and the Intercreditor Agreement will create, in favor of the Trustees and the Security Agent for the benefit of the holders of the Notes, a legal, valid and enforceable perfected first-priority security interest in and mortgages, liens, pledges, charges, security interests or encumbrances, as applicable, on all of the Collateral (other than the Note Interest Accrual Accounts), and (y) as of the time when each NIAA Pledge is effected in accordance with Section 3(j), such NIAA Pledge will create, in favor of the applicable Trustee and the Security Agent for the benefit of the holders of the applicable series of Notes, a legal, valid and enforceable perfected first-priority security interest in and mortgages, liens, pledges, charges, security interests or encumbrances, as applicable, on the applicable Note Interest Accrual Account, in each case subject to the completion of the recordings, notations and filings as required to perfect the security under Macau law and New York law, as the case may be, and subject to certain permitted liens and exceptions as set forth in the applicable Security Document, the Intercreditor Agreement and/or the applicable NIAA Pledge. No filings or recordings are required in order to perfect and protect the security interests created under the applicable Security Document, the Intercreditor Agreement and/or the applicable NIAA Pledge; provided that any foreclosure or other exercise of remedies by a Trustee or the Security Agent, as the case may be, may require additional approvals and consents that have not been obtained from governmental authorities or agencies.

(xl) No Qualification under Trust Indenture Act. In connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by this Agreement, no qualification of the Indentures under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (the “TIA”) is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the resales thereof by the Initial Purchasers. On the Closing Date, each of the Indentures will conform in all material respects to the requirements of the TIA and the rules and regulations of the Commission thereunder applicable to an indenture which is required to be qualified thereunder.

(xli) Payments without Withholding. Except as described in the Disclosure Package and Final Offering Memorandum, all payments on the Notes will be made by the Issuer and the Guarantors without withholding or deduction for or on account of any and all taxes, duties or other charges or whatsoever nature (including, without limitation, income taxes) imposed by the British Virgin Islands or Macau, or, in each case, any political subdivision or taxing authority thereof or therein.

(xlii) Sovereign Immunity. None of the Parent Guarantor or any of its subsidiaries or any of their respective properties has any sovereign immunity from jurisdiction or suit of any court or from set-off or from any legal process or remedy (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Macau.

(xliii) Solvency. Immediately after the Closing Time, the Parent Guarantor and each of its subsidiaries will be Solvent. As used herein, the term “Solvent” means, with respect to the Parent Guarantor and each of its subsidiaries, on a particular date, that on such date (1) the fair market value of the assets of such entity is greater than the total amount of liabilities (including contingent liabilities) of the entity, (2) the present fair saleable value of the assets of such entity is greater than the sum of stated liabilities and identified contingent liabilities, (3) such entity is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, (4) such entity does not have unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Issuer or any Guarantor is engaged, and (5) such entity is not unable to or has not been deemed to be unable to pay its debts as they fall due. No proceedings have been commenced nor have resolutions been passed or petitions presented for purposes of, and no judgment has been rendered for, the liquidation, bankruptcy, winding-up, administration or analogous event of the Parent Guarantor and each of its subsidiaries.

(xliv) Undisclosed Liabilities. There are (i) no liabilities of the Parent Guarantor or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and (ii) no existing situations or set of circumstances that would reasonably be expected to result in such a liability, other than (x) liabilities set forth in the Offering Memorandum, or (y) other undisclosed liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

(xlv) Accounting Controls. The Parent Guarantor and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xlvi) Similar Offerings. None of the Issuer or the Guarantors, or any of its or their respective Affiliates, as such term is defined in Rule 501(b) under the Securities Act (each, an “Affiliate”) or any other person acting on their behalf (other than the Initial Purchasers, as to whom no representation is made), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any U.S. person (as defined in Regulation S), any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the Securities Act.

(xlvii) Rule 144A Eligibility. The Notes are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system. Each of the Disclosure Package and Final Offering Memorandum, as of its date, contain all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

(xlviii) No General Solicitation. None of the Parent Guarantor or its subsidiaries, their Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation is made) has engaged or will engage, in connection with the Offering, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(xlix) Public Announcements Relating to Stabilization Actions. Each of the Parent Guarantor and its subsidiaries represents, warrants and agrees that in relation to any Notes for which Deutsche Bank AG, Singapore Branch is named as a Stabilizing Coordinator (the “Stabilizing Coordinator”), each of the Parent Guarantor and its subsidiaries will not issue, without the prior consent of the Stabilizing Coordinator, any press release or other public announcement referring to the proposed issue of Notes unless the announcement adequately discloses the fact that stabilizing action may take place in relation to the Notes to be issued and each of the Parent Guarantor and its subsidiaries authorizes the Initial Purchasers to make adequate public disclosure of the information required by the Market Abuse Directive (Directive 2003/6/EC) instead of the Parent Guarantor or such subsidiary.

(l) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in this section and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Notes under the Securities Act.

(li) No Directed Selling Efforts. With respect to those Notes sold in reliance on Regulation S, (A) none of the Parent Guarantor or its subsidiaries, their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Parent Guarantor and its subsidiaries make no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Parent Guarantor, its subsidiaries and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Parent Guarantor and its subsidiaries make no representation) has complied with and will comply with the offering restrictions requirement of Regulation S.

(lii) Foreign Private Issuer. The Issuer is a “foreign private issuer” as defined in Rule 405 under the Securities Act.

SECTION 2. Sale and Delivery to Initial Purchasers; Closing.

(a) Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Issuer agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Issuer, at the purchase price of 99.0% (consisting of the purchase price for the Notes net the underwriting commission thereon) of the principal amount thereof (the “Purchase Price”), the principal amounts of the 2019 Notes and the 2021 Notes, respectively, set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of the 2019 Notes or the 2021 Notes, as the case may be, which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 10 hereof.

(b) Payment of Purchase Price, Initial Purchaser Commission and Fees. Payment of the Purchase Price for the Notes shall be made by the Initial Purchasers, in U.S. dollars in immediately available funds by wire transfer to the account of the Issuer notified to the Representative (as defined below) at least three business days before 9:30 A.M. New York City time on November 30, 2016 (the “Closing Date”), or at least three business days before such other date, not later than seven calendar days after the foregoing date, as shall be agreed upon by the Representative and the Issuer (such time and date of payment being herein called the “Closing Time”). The Initial Purchasers shall be entitled to offset from the payment of the Purchase Price for the Notes the costs and expenses as agreed in the engagement letter dated as of November 9, 2016, between the Initial Purchasers and the Issuer (the “Engagement Letter”), which the Issuer and the Guarantors have agreed to pay pursuant to Section 4 of this Agreement.

Payment shall be made to the Issuer against delivery to the Initial Purchasers for the respective accounts of the Initial Purchasers or the accounts of the persons procured by the Initial Purchasers to purchase the Notes. Each Initial Purchaser shall accept delivery of, receipt for, and make payment of the Purchase Price for, the Notes which it has agreed to purchase, or procure the purchase of. Each of the Initial Purchasers, may (but shall not be obligated to) make payment of the Purchase Price for the Notes to be purchased by any persons procured by such Initial Purchaser, whose funds have not been received by the Closing Time.

(c) Delivery. The Issuer will deliver to the Initial Purchasers, against payment of the Purchase Price thereof pursuant to Section 2(b) above, the 2019 Notes and 2021 Notes to be purchased by the Initial Purchasers hereunder and to be offered and sold by the Initial Purchasers in reliance on Regulation S in the form of one or more global notes (with respect to each series of Notes) in definitive form (the “Regulation S Global Notes”) and registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), and deposited with the applicable Trustee as custodian for DTC for the respective accounts of the DTC participants for Euroclear Bank S.A./N.V. (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”). The Issuer will deliver to the Initial Purchasers against payment of the Purchase Price thereof the Notes to be purchased by the Initial Purchasers hereunder and to be offered and sold by the Initial Purchasers in reliance on Rule 144A in the form of one or more global notes (with respect to each series of Notes) in definitive form (the “Rule 144A Global Notes”) deposited with the applicable Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. With respect to each series of Notes, the Regulation S Global Notes and the Rule 144A Global Notes shall be assigned separate CUSIP numbers. The Regulation S Global Notes and the Rule 144A Global Notes shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Offering Memorandum. Interests in the Regulation S Global Notes and the Rule 144A Global Notes will be held only in book-entry form through DTC except in the limited circumstances described in the applicable Indenture when they may be exchanged for definitive certificated Notes.

(d) Stabilization. Deutsche Bank AG, Singapore Branch, as Stabilizing Coordinator (or any person duly appointed as acting for the Stabilizing Coordinator) may, to the extent permitted by applicable laws and regulations, over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so the Stabilizing Coordinator shall act as principal and not as agent of the Issuer.

SECTION 3. Covenants of the Issuer and the Guarantors. Each of the Issuer and the Guarantors jointly and severally covenants with each Initial Purchaser as follows:

(a) Disclosure Package and Offering Memorandum. During the period from the date hereof to that indicated in Section 3(b)(ii) below, the Issuer, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Disclosure Package and Final Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

(b) Notice and Effect of Material Events. The Issuer will immediately notify each Initial Purchaser, and confirm such notice in writing, of (i) any filing made by the Issuer or any Guarantor of information relating to the Offering with any securities exchange or any other regulatory body in the applicable jurisdiction, and (ii) at any time prior to the completion of the resale of the Notes by the Initial Purchasers, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Parent Guarantor and its subsidiaries considered as one enterprise which (x) make any statement in the Disclosure Package, any Offering Memorandum or any Supplemental Offering Material false or misleading or (y) are not disclosed in the Disclosure Package or Offering Memorandum. In such event or if during such time any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which they were made and then existing, or if in the reasonable opinion of the Initial Purchasers or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Offering Memorandum to comply with law, the Issuer will forthwith amend or supplement the Offering Memorandum by promptly preparing and furnishing, at its own expense, to the Initial Purchasers an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made and existing at the time it is delivered to a person procured by an Initial Purchaser to purchase any Notes or a Subsequent Purchaser, not misleading or so that the Offering Memorandum, as amended or supplemented, will comply with law.

(c) Amendments and Supplements to the Offering Memorandum; Preparation of Pricing Supplement; Supplemental Offering Materials. The Issuer will promptly submit for review and approval to each Initial Purchaser any proposed amendment or supplement to the Disclosure Package and Offering Memorandum, such approval not to be unreasonably withheld or delayed. Neither the approval of the Initial Purchasers, nor the Initial Purchasers’ delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Issuer represents and agrees that, unless it obtains the prior consent of the Representative, it has not made and will not make any offer relating to the Notes by means of any Supplemental Offering Materials.

(d) Qualification of Notes for Offer and Sale. The Issuer and the Guarantors will use their commercially reasonable best efforts, in cooperation with the Initial Purchasers and counsel for the Initial Purchasers, to qualify the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchasers may designate and will maintain such qualifications in effect as long as required for the sale of the Notes; provided, however, that neither Issuer nor any Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities or take any other action in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Issuer will advise the Initial Purchaser promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Issuer shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(e) DTC. The Issuer and the Guarantors will cooperate with the Initial Purchasers and use their best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of DTC and will assist the Initial Purchasers in obtaining the approval of DTC for “book-entry” transfer of the Notes in global form.

(f) Euroclear and Clearstream, Luxembourg. The Issuer and the Guarantors will cooperate with the Initial Purchasers and use their best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of Euroclear and Clearstream, Luxembourg and will assist the Initial Purchasers in obtaining the approval of Euroclear and Clearstream, Luxembourg for “book-entry” transfer of the Notes in global form.

(g) Use of Proceeds. The Issuer will apply the net proceeds received by it from the sale of the Notes in the manner specified in the Offering Memorandum under “Use of Proceeds” and will not directly or indirectly use, lend, contribute or otherwise make available to any subsidiary, joint venture partner or other person or entity, such net proceeds (i) to fund or facilitate any activities of or business with persons that, at the time of such funding or facilitation, is a Sanction Target, (ii) to fund or facilitate any activities of or business in any Sanctioned Country, or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of any Sanctions. The proceeds from the sale of the Notes will not be used, directly or indirectly, for any purpose in violation of Anti-Bribery Laws or anti-money laundering laws.

(h) Restriction on Sale of Securities. For a period of 90 days from the date of this Agreement, the Issuer and each of the Guarantors agree not to, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition in the future of), any debt securities of the Issuer or any of the Guarantors with terms substantially similar (including having equal rank) to either series of the Notes (other than the Notes), except with the prior consent of the Representative.

(i) Listing on Securities Exchange. The Issuer will use commercially reasonable efforts to have the Notes listed or admitted to trading on the SGX-ST.

(j) Note Interest Accrual Accounts. The Issuer shall, as soon as practicable and in any case prior to December 30, 2016: (i) establish the Note Interest Accrual Accounts; (ii) effect the pledge of each Note Interest Accrual Account for the benefit of holders of the 2019 Notes or the 2021 Notes, as applicable, in accordance with the terms of the applicable Indenture; and (iii) substantially concurrently with such pledge, cause the delivery of customary opinion of counsel in relation to such pledge to the Representative and the applicable Trustee, in form and substance satisfactory to the Representative and the applicable Trustee.

(k) Investment Company. The Issuer shall not invest, or otherwise use the proceeds received by the Issuer from its sale of the Notes in such a manner as would require the Issuer or any Guarantor to register as an investment company under the Investment Company Act.

(l) Stabilization and Manipulation. In connection with the issuance and sale of the Notes, until the Initial Purchasers have notified the Issuer and the other Initial Purchasers of the completion of the placement and resales of the Notes by the Initial Purchasers, none of the Issuer, any Guarantor or any of their respective Affiliates has taken, nor will any of them take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes. Except as permitted by the Securities Act, none of the Issuer or the Guarantors will distribute any offering material in connection with the resales of the Notes.

(m) Trust Indenture Act. The Issuer and the Guarantors agree that at such time as may be required, the Indentures shall be qualified under the TIA and any necessary supplemental indentures will be entered into in connection therewith.

(n) Further Assurances. The Issuer and the Guarantors will do and perform all things required or necessary to be done and performed under this Agreement by them prior to the Closing Date.

SECTION 4. Payment of Expenses.

The Issuer and the Guarantors will pay the expenses as agreed in the Engagement Letter with the Initial Purchasers, and the Representative, on behalf of the Initial Purchasers, shall be entitled to deduct such amounts from the Purchase Price of the Notes as provided in Section 2(b) hereof.

SECTION 5. Conditions of Initial Purchasers’ Obligations.

The obligations of the several Initial Purchasers to purchase and pay for, or procure the purchase of and payment for, the Notes hereunder are subject to the accuracy of the representations and warranties of the Issuer and the Guarantors contained in Section 1 hereof, as of the date hereof and as of the Closing Date, or in certificates of any officer or director of the Issuer and the Guarantors, delivered pursuant to the provisions hereof, to the performance by the Issuer and the Guarantors of their respective covenants and other obligations hereunder, and to the following further conditions (any of which may be waived by the Representative):

(a) Opinion of U.S. Counsel for the Issuer and the Guarantors. At the Closing Time, the Representative, on behalf of the Initial Purchasers, shall have received (x) the opinion and (y) the 10b-5 disclosure letter, dated as of the Closing Date, of Ashurst Hong Kong, U.S. counsel for the Issuer and the Guarantors, in form and substance satisfactory to the Representative.

(b) Opinion of British Virgin Islands Counsel for the Issuer. At the Closing Time, the Representative, on behalf of the Initial Purchasers, shall have received the opinion, dated as of the Closing Date, of Harney Westwood & Riegels, special British Virgin Islands counsel for the Issuer and the Guarantors incorporated under the laws of the British Virgin Islands, in form and substance satisfactory to the Representative.

(c) Opinion of Macau Counsel for the Issuer. At the Closing Time, the Representative, on behalf of the Initial Purchasers, shall have received the opinion, dated as of the Closing Date, of Manuela António Lawyer and Notaries, special Macau counsel for the Issuer and the Guarantors incorporated under the laws of Macau, in form and substance satisfactory to the Representative.

(d) Opinion of White & Case. At the Closing Time, the Representative, on behalf of the Initial Purchasers, shall have received (x) (i) the opinion and (ii) the 10b-5 disclosure letter, dated as of the Closing Date, of White & Case, U.S. counsel for the Initial Purchaser, in form and substance satisfactory to the Representative, and (y) the opinion, dated as of the Closing Date, of White & Case, English law counsel to the lenders under the 2021 Senior Secured Credit Facilities, in form and substance satisfactory to the Representative.

(e) Opinion of British Virgin Islands Counsel for the Initial Purchaser. At the Closing Time, the Representative, on behalf of the Initial Purchasers, shall have received the opinion, dated as of the Closing Date, of Maples and Calder, special British Virgin Islands counsel for the Initial Purchaser, in form and substance satisfactory to the Representative.

(f) Opinion of Macau Counsel for the Initial Purchaser. At the Closing Time, the Representative, on behalf of the Initial Purchasers, shall have received the opinion, dated as of the Closing Date, of Henrique Saldanha, Advogados e Notàrios, special Macau counsel for the Initial Purchaser, in form and substance satisfactory to the Representative.

(g) Compliance Certificate of the Issuer and the Guarantors. At the Closing Time, the Representative, on behalf of the Initial Purchasers, shall have received a certificate signed by an executive officer or director of the Issuer and the Guarantors, dated as of the Closing Date, to the effect that (i) since the date of the most recent financial statements included in the Disclosure Package, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has a Material Adverse Effect, (ii) the representations and warranties of the Issuer and the Guarantors in Section 1 hereof are true and correct in all material respects with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Issuer and the Guarantors have complied in all material respects with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Time.

(h) Comfort Letter of the Accountant. At the time of the execution of this Agreement, the Representative, on behalf of the Initial Purchasers, shall have received from Deloitte a letter dated such date, in form and substance satisfactory to the Representative, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to the Initial Purchasers, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletins), with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(i) Bring-down Comfort Letter. At the Closing Time, the Representative, on behalf of the Initial Purchasers, shall have received from Deloitte a letter, dated as of the Closing Date, to the effect that Deloitte reaffirms the statements made in its letter furnished pursuant to subsection (h) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(j) Approval of Listing. At the Closing Time, the Notes shall have been approved in principle for listing on the SGX-ST, subject only to official notice of issuance.

(k) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Initial Purchasers, there shall not have occurred any event or development, and no information shall have become known, that, individually or in the aggregate, would have a Material Adverse Effect (“Material Adverse Change”); and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Issuer or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined under Section 3(a) of the Exchange Act.

(l) DTC. At the Closing Time, the Notes shall be eligible for clearance and settlement through DTC.

(m) Operative Documents. With respect to any Operative Document to be executed at the Closing Time, each of the parties thereto (other than the Initial Purchasers and any of their respective affiliates) shall have entered into each such Operative Document to which each is a party. Executed copies of the Operative Documents in form and substance reasonably satisfactory to the Representative shall have been delivered to the Representative, on behalf of the Initial Purchasers.

(n) CFO Certificates. On each of the date hereof and the Closing Date, the Representative, on behalf of the Initial Purchasers, shall have received a certificate of the Parent Guarantor, dated the date hereof and the Closing Date, respectively, substantially in the form set forth in Schedule E hereto.

(o) 2021 Senior Secured Facilities Agreement. The 2021 Senior Secured Facilities Agreement shall have been duly authorized, executed and delivered by each of the parties thereto, and shall be in full force and effect prior to or substantially concurrently with the closing of the offer and sale of the Notes, and on or before the Closing Time, the Representative, on behalf of the Initial Purchasers, shall have received an executed copy of the 2021 Senior Secured Facilities Agreement.

(p) Additional Documents. On or before the Closing Time, the Representative, on behalf of the Initial Purchasers, or counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(q) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled in all material respects when and as required to be fulfilled, this Agreement may be terminated by Representative, on behalf of the Initial Purchasers, by notice to the Issuer at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7 and 8 shall survive any such termination and remain in full force and effect.

The documents required to be delivered by this Section 5 will be delivered at the offices of White & Case, counsel for the Initial Purchaser, at 9th Floor, Central Tower, 28 Queen’s Road, Central, Hong Kong.

Each of the parties hereto acknowledges and agrees that while the Closing will take place on November 30, 2016 (New York City time), due to time zone differences, certain of the documents required to be delivered by this Section 5 may be dated December 1, 2016 (Hong Kong time).

SECTION 6. Offers and Sales of the Notes.

(a) Offer and Sale Procedures. Each of the Initial Purchasers hereby, severally and not jointly, establishes and agrees to observe the following procedures in connection with the offer and sale of the Notes:

(i) Offers and Sales only to Qualified Institutional Buyers in the United States or to Non-U.S. Persons. Initial offers and sales of the Notes shall only be made (A) by the U.S. registered broker-dealer affiliates of such Initial Purchaser to persons whom such Initial Purchaser reasonably believes to be qualified institutional buyers, as defined in Rule 144A (“QIBs”) in accordance with Rule 144A or (B) to non-U.S. persons (as defined in Regulation S) outside the United States in reliance upon Regulation S.

(ii) Each of the Initial Purchasers hereby, severally and not jointly, represents and agrees that:

(1)	it, or the U.S. broker-dealer affiliates of such Initial Purchaser making sales pursuant to Rule 144A, is a QIB; and

(2)	if it is not a QIB, then it represents and agrees with the Issuer and the other Initial Purchasers that it shall offer and sell the Notes only outside the United States in offshore transactions to persons who are not U.S. persons (as defined in Rule 902 under the Securities Act).

(iii) No Directed Selling Efforts. Neither such Initial Purchaser nor its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S and such Initial Purchaser, its Affiliates and any person acting on its or their behalf has complied and will comply with the offering restrictions of Regulation S.

(iv) No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) has been or will be used in the United States in connection with the offering or sale of the Notes.

(v) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Note acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the Initial Purchaser, be a QIB or a non-U.S. person outside the United States.

(vi) Restrictions on Transfer. The selling and transfer restrictions and the other provisions set forth in the Offering Memorandum under the heading “Transfer Restrictions” including, without limitation, the legend required thereby, shall apply to the Notes except as otherwise agreed by the Issuer and the Initial Purchasers.

(b) Covenants of the Issuer and the Guarantors. Each of the Issuer and Guarantors jointly and severally covenants with each Initial Purchaser as follows:

(i) Integration. Each of the Issuer and Guarantors agrees that it will not and will cause persons under its control or acting on its behalf, other than the Initial Purchasers, as to which the Issuer and the Guarantors do not covenant, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Issuer of any class if, as a result of the doctrine of “integration” referred to in Rule 502 of Registration D under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Notes by the Issuer to the Initial Purchasers, (ii) the resale of the Notes by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Notes by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(ii) Rule 144A Information. Each of the Issuer and Guarantors agrees that, in order to render the Notes eligible for resale pursuant to Rule 144A, while any of the Notes remain outstanding, it will make available, upon request, to any holder of Notes or prospective purchasers of Notes the information specified in Rule 144A(d)(4).

(iii) Restriction on Repurchases. Until the expiration of one year after the later of the date of the original issuance of the Notes and the last date on which the Issuer or any of its Affiliates were the owner of Notes, neither the Issuer nor any of its subsidiaries will, and will cause persons acting on its or their behalf, other than the Initial Purchasers to which the Issuer and the Guarantors do not covenant, not to, resell any such Notes which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the Securities Act), whether as beneficial owner or otherwise (except an agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c) Resale Pursuant to Rule 903 of Regulation S or Rule 144A. Each Initial Purchaser understands that the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each of the Initial Purchasers, severally and not jointly, represents and agrees, that, except as permitted by Section 6(a) above, it has not offered and sold Notes and will not offer and sell Notes (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date upon which the Offering commences and the Closing Time, only in accordance with Rule 903 of Regulation S, Rule 144A or another applicable exemption from the registration requirements of the Securities Act. Accordingly, none of such Initial Purchaser, its Affiliates or any persons acting on its or their behalf has engaged or engages in any directed selling efforts with respect to Notes sold hereunder pursuant to Regulation S, and such Initial Purchaser, its Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions of Regulation S. Each of the Initial Purchasers, severally and not jointly, agrees that, at or prior to confirmation of a sale of Notes pursuant to Regulation S, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it or through it during the restricted period a confirmation or notice to substantially the following effect:

“This Note has not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any jurisdiction and may not be reoffered, resold, pledged or otherwise transferred within the United States or to a U.S. person (as defined in Regulation S under the Securities Act) except pursuant to an exemption from registration under the Securities Act. The Issuer of this Note has agreed that this legend shall be deemed to have been removed on the 41st day following the later of the commencement of the offering of the Notes and the final delivery date with respect thereof.”

SECTION 7. Indemnification.

(a) Indemnification of Initial Purchasers. Each of the Issuer and the Guarantors will, jointly and severally, indemnify and hold harmless each Initial Purchaser, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Disclosure Package as of any time, the Final Offering Memorandum (or any amendment or supplement thereto) or any Supplemental Offering Materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that neither the Issuer nor any Guarantor shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuer by any Initial Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in subsection (b) below.

(b) Indemnification of Issuer and the Guarantors. Each Initial Purchaser will, severally and not jointly, indemnify and hold harmless the Issuer and the Guarantors and each person, if any, who controls the Issuer or the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Initial Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Initial Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Disclosure Package as of any time, the Final Offering Memorandum (or any amendment or supplement thereto) or in any Supplemental Offering Materials or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer by such Initial Purchaser specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Initial Purchaser Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Initial Purchaser Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the following information in the Offering Memorandum furnished on behalf of each Initial Purchaser: its name as set forth in the first sentence of the first paragraph under the section “Plan of Distribution—Price Stabilization and Short Positions” in the Disclosure Package and the Final Offering Memorandum.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above hereafter, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7, as the case may be, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Control Persons. The obligations of the Issuer and the Guarantors under this Section 7 shall be in addition to any liability which the Issuer and the Guarantors may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Initial Purchaser, within the meaning of the Securities Act; and the obligations of the Initial Purchasers under this Section 7 shall be in addition to any liability which the respective Initial Purchaser may otherwise have and shall extend, upon the same terms and conditions, to each director of the Issuer and the Guarantors and to each person, if any, who controls the Issuer and the Guarantors within the meaning of the Securities Act.

SECTION 8. Contribution.

If the indemnification provided for in Section 7 is unavailable or insufficient to hold harmless an indemnified party under Section 7 (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 7 (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Initial Purchasers on the other from the Offering or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer and the Guarantors on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Guarantors on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by the Issuer and the Guarantors bear to the total underwriting discounts and commissions received by the Initial Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 8. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations in this Section 8 to contribute are several in proportion to their respective underwriting obligations and not joint. The Issuer, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8.

SECTION 9. Agreement among Initial Purchasers.

The execution of this Agreement on behalf of all parties hereto will constitute the acceptance by each Initial Purchaser of the International Capital Market Association Standard Form Agreement Among Managers Version 1 (“AAM”). The Initial Purchasers further agree that references in the AAM to the “Lead Manager”, the “Joint Bookrunners” and the “Managers” shall mean the Initial Purchasers, references in the AAM and this Agreement to the “Settlement Lead Manager” shall mean Deutsche Bank AG, Singapore Branch (or persons acting on its behalf) and references in the AAM to the “Stabilisation Coordinator” shall mean Deutsche Bank AG, Singapore Branch (or persons acting on its behalf). The Initial Purchasers agree as between themselves to amend the AAM as follows:

(a)	Clause 5(2), and the two paragraphs immediately following Clause 5(3), shall be deemed to be deleted in their entirety;

(b)	Clause 6 shall be deemed to be deleted in its entirety and replaced by the following:

“6.	STABILIZATION

(1)	Each Initial Purchaser agrees that the Stabilization Coordinator may, after consultation with and agreement by the Initial Purchasers, either directly or together with the Stabilization Managers appointed by it, effect Stabilization Transactions. All such Stabilization Transactions shall be made in accordance with applicable laws and any profits and losses incurred in effecting Stabilization Transactions shall be aggregated and:

(a)	in the case of a net profit, credited to the account of each Initial Purchaser in proportion to its respective Commitment; and

(b)	in the case of a net loss, apportioned among the Initial Purchasers as follows:

(i)	first, among the Initial Purchasers pro rata to their respective Commitments in an amount up to and including the amount of the fees payable to that Initial Purchasers in connection with the issue of the Notes; and

(ii)	secondly, among the Initial Purchasers that are responsible for actively running the order book for the transaction, pro rata to their respective Commitments.

(2)	Upon the aforementioned consultation by the Stabilization Coordinator with the Initial Purchasers, any Stabilization Transactions may be effected on or after the date on which adequate public disclosure of the terms of the offer of Notes is made and, if begun, may be ended at any time, but in no case later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes.

(3)	For the avoidance of doubt, the Initial Purchasers may agree to overallot in arranging subscriptions, sales and purchases of the Notes and to reallocate such positions among themselves in proportion to each Initial Purchaser’s Purchase Percentage, and the Initial Purchasers may subsequently make purchases and sales of the Notes, in addition to their respective Purchase Percentage, in the open market or otherwise, on such terms as each Initial Purchaser may deem advisable. All such purchases, sales and overallotments shall be made in accordance with applicable laws and regulations. Each Initial Purchaser shall be responsible for managing its individual long or short position arising from such aforementioned reallocation (the “Individual Position”) and may cover any short position, sell any long position and/or engage in hedging activity in respect of its Individual Position. Each Initial Purchaser shall be liable for any loss, or entitled to any profit, arising from the management of its own Individual Position and, for the avoidance of doubt, no Initial Purchaser shall be liable for any loss, or entitled to any profit, arising from the management of the Individual Position of any other Initial Purchaser. “Purchase Percentage” with respect to each series of Notes means the principal amount of such series of Notes subscribed by the relevant Initial Purchaser as a percentage of the aggregate principal amount of such series of Notes issued.

(c)	Clause 7(2) shall be deemed to be deleted in its entirety and replaced with the following:

“(2)	The Initial Purchasers agree that all fees and expenses that are the joint responsibility of the Initial Purchasers and payable by the Initial Purchasers, and any out-of-pocket expenses that are the joint responsibility of the Initial Purchasers and reimburseable but not reimbursed by the Issuer or the Guarantors, shall be aggregated and allocated among the Initial Purchasers pro rata to their respective Commitments and each Initial Purchaser authorizes the Settlement Lead Manager to charge or credit each Initial Purchaser’s account for its proportional share of such fees and expenses.;”

(d)	Clause 8 shall be deemed to be deleted in its entirety;

(e)	The definition of “Commitments” shall be deleted in its entirety and replaced with the following:

““Commitments” means, for the purposes of Clauses 3, 6, 7 and 10, the fee allocation proportion paid to each of the Initial Purchasers under this Agreement and any related fee letters, and for the purposes of all other clauses of this Agreement, the amounts severally underwritten by the Initial Purchasers as set out in the Purchase Agreement.”; and

(f)	Deutsche Bank AG, Singapore Branch shall act as a representative of each of them for administrative purposes (in such capacity, the “Representative”).

Where there are any inconsistencies between this Agreement and the AAM, the terms of this Agreement shall prevail.

SECTION 10. Default of Initial Purchasers.

If any Initial Purchaser or Initial Purchasers default in their obligations to purchase Notes hereunder at the Closing Time and the aggregate number of Notes that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the total number of Notes that the Initial Purchasers are obligated to purchase at such Closing Time, the Representative may make arrangements satisfactory to the Issuer for the purchase of such Notes by other persons, including any of the Initial Purchasers, but if no such arrangements are made by such Closing Time, the non-defaulting Initial Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Notes that such defaulting Initial Purchasers agreed but failed to purchase at such Closing Time. If any Initial Purchaser or Initial Purchasers so default and the aggregate number of Notes with respect to which such default or defaults occur exceeds 10% of the total number of Notes that the Initial Purchasers are obligated to purchase at such Closing Time and arrangements satisfactory to the Representative and the Issuer for the purchase of such Notes by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Initial Purchaser or the Issuer, except as provided in Section 12 hereof. As used in this Agreement, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 10. Nothing herein will relieve a defaulting Initial Purchaser from liability for its default.

SECTION 11. Representations, Warranties and Agreements to Survive Delivery.

All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Issuer or any of the Guarantors submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or controlling person, or by or on behalf of the Issuer or any Guarantor, and shall survive delivery of the Notes to the Initial Purchasers.

SECTION 12. Termination of Agreement.

(a) Termination; General. Prior to the Closing Time, this Agreement may be terminated by the Initial Purchasers by notice given to the Issuer if at any time: (i) trading in securities generally on the New York Stock Exchange, NASDAQ, the Hong Kong Stock Exchange, the London Stock Exchange or the SGX-ST shall have been suspended or materially limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or the SGX-ST, or maximum ranges for prices shall have been required by any of said exchanges or by such system or by order of the Commission or any other governmental authority in the United States or otherwise or a material disruption has occurred in commercial banking or securities, settlement or clearance services with respect to DTC in the United States or with respect to Euroclear and Clearstream, Luxembourg in Europe; (ii) a general banking moratorium shall have been declared by any of federal, New York, British Virgin Islands, Macau, Hong Kong, Singapore or European authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions or currency exchange rates or exchange controls, in each case the effect of which is such as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to market the Notes in the manner and on the terms described in the Offering Memorandum or to enforce contracts for the sale of the Notes; (iv) in the judgment of the Initial Purchasers there shall have occurred any Material Adverse Change; or (v) the Parent Guarantor and its subsidiaries shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Initial Purchasers may interfere materially with the conduct of the business and operations of the Parent Guarantors and its subsidiaries taken as a whole regardless of whether or not such loss shall have been insured. Any termination pursuant to this Section 12 shall be without liability on the part of (i) the Issuer or any Guarantor to any Initial Purchaser, except that the Issuer shall be obligated to reimburse the expenses of the Initial Purchasers pursuant to Section 13 hereof, (ii) any Initial Purchaser to the Issuer or any Guarantor or (iii) any party hereto to any other party except that the provisions of Section 7 and Section 8 shall at all times be effective and shall survive such termination.

(b) Liabilities. If this Agreement is terminated pursuant to this Section 12, such termination shall be without liability of any party to any other party, and provided further that Sections 1, 7, 8 and 12 shall survive such termination and remain in full force and effect.

SECTION 13. Reimbursement of Initial Purchasers’ Expenses.

If this Agreement is terminated by the Initial Purchasers pursuant to Section 5 or Section 12 hereof, including if the sale to the Initial Purchasers of the Notes on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Issuer or the Guarantors to perform any agreement herein or to comply with any provision hereof, the Issuer agrees to reimburse the Initial Purchasers (or such Initial Purchasers as have terminated this Agreement with respect to themselves), severally, upon demand for all reasonable expenses as set forth in the Engagement Letter.

SECTION 14. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if mailed, delivered or transmitted by telefax at the address set forth below:

(a)	if to the Initial Purchasers:

c/o the Representative

Deutsche Bank AG, Singapore Branch

One Raffles Quay

#17-00 South Tower

Singapore 048583

Telephone: +65 6423 5342

Attention: Global Risk Syndicate

Facsimile: +65 6883 1769

(b)	if to the Issuer:

Jayla Place, Wickhams Cay I

Road Town, Tortola

British Virgin Islands

with a copy to:

Studio City (HK) Limited

36/F, The Centrium

60 Wyndham Street

Central, Hong Kong

Telephone: 852 2598 3600

Attention: Company Secretary

Facsimile: 852 2537 3618

SECTION 15. Parties.

This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Issuer, the Guarantors and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers, the Issuer and the Guarantors and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers, the Issuer, the Guarantors and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. Counterparts.

This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 17. Absence of Fiduciary Relationship. Each of the Issuer and the Guarantors acknowledges and agrees that:

(a) No Other Relationship. The Initial Purchasers have been retained solely to act as the initial purchasers of the Notes and that no fiduciary, advisory or agency relationship between the Issuer and the Guarantors and the Initial Purchaser has been created in respect of any of the transactions contemplated by this Agreement, the Disclosure Package or the Final Offering Memorandum, irrespective of whether the Initial Purchasers have advised or is advising the Issuer or the Guarantors on other matters;

(b) Arms’ Length Negotiations. The price of the Notes set forth in this Agreement was established by the Issuer and the Guarantors following discussions and arms-length negotiations with the Initial Purchasers and each of the Issuer and the Guarantors is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. Each of the Issuer and the Guarantors has been advised that the Initial Purchasers and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from or conflict with those of the Issuer and the Guarantors and that the Initial Purchasers have no obligation to disclose such interests and transactions to the Issuer and the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. Each of the Issuer and the Guarantors waives, to the fullest extent permitted by law, any claims it may have against the Initial Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Initial Purchasers shall have no liability (whether direct or indirect) to the Issuer and the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Issuer and the Guarantors, including shareholders, employees or creditors of the Issuer and the Guarantors.

SECTION 18. Waiver of Immunity.

To the extent that the Issuer and each Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuer and each Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

SECTION 19. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

Each of the Issuer and the Guarantors hereby submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Issuer and the Guarantors irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Each of the Issuer and the Guarantors irrevocably appoints Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as its authorized agent in the Borough of Manhattan in the City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Issuer and the Guarantors by the person serving the same to the address provided in Section 14, shall be deemed in every respect effective service of process upon the Issuer and the Guarantors in any such suit or proceeding. Each of the Issuer and the Guarantors further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of five years from the date of this Agreement.

The obligations of the Issuer and the Guarantors pursuant to this Agreement in respect of any sum due to any Initial Purchaser shall, notwithstanding any judgment in a currency other than U.S. dollars, not be discharged until the first business day, following receipt by such Initial Purchaser of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Initial Purchaser may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to such Initial Purchaser hereunder, the Issuer and the Guarantors agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Initial Purchaser against such loss. If the U.S. dollars so purchased are greater than the sum originally due to such Initial Purchaser hereunder, such Initial Purchaser agrees to pay to the Issuer and the Guarantors an amount equal to the excess of the dollars so purchased over the sum originally due to such Initial Purchaser hereunder.

SECTION 20. Waiver of Jury Trial. Each party hereto hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or the subject matter hereof. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This Section 20 has been fully discussed by each of the parties hereto and these provisions shall not be subject to any exceptions. Each party hereto hereby further warrants and represents that such party has reviewed this waiver with its legal counsel, and that such party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or modifications to (or assignments of) this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial (without a jury) by the court.

SECTION 21. Effect of Headings.

The section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Issuer a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between each of the Initial Purchasers and the Issuer and each of the Guarantors in accordance with its terms.

Very truly yours,

[Signature Pages to Follow]

Issuer

STUDIO CITY COMPANY LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Parent Guarantor

STUDIO CITY INVESTMENTS LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Subsidiary Guarantor

STUDIO CITY HOLDINGS TWO LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Subsidiary Guarantor

STUDIO CITY HOLDINGS THREE LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

[Signature Page – Purchase Agreement]

Subsidiary Guarantor

STUDIO CITY HOLDINGS FOUR LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Subsidiary Guarantor

STUDIO CITY ENTERTAINMENT LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Subsidiary Guarantor

STUDIO CITY SERVICES LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Subsidiary Guarantor

STUDIO CITY HOTELS LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

[Signature Page – Purchase Agreement]

Subsidiary Guarantor

SCP HOLDINGS LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Subsidiary Guarantor

SCIP HOLDINGS LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Subsidiary Guarantor

STUDIO CITY HOSPITALITY AND SERVICES LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Subsidiary Guarantor

SCP ONE LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

[Signature Page – Purchase Agreement]

Subsidiary Guarantor

SCP TWO LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Subsidiary Guarantor

STUDIO CITY DEVELOPMENTS LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

Subsidiary Guarantor

STUDIO CITY RETAIL SERVICES LIMITED

By	/s/ Timothy Green Nauss
Name:	Timothy Green Nauss
Title:	Authorized Representative

[Signature Page – Purchase Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written:

DEUTSCHE BANK AG, SINGAPORE BRANCH

By	/s/ Jacob Gearhart
Name:	Jacob Gearhart
Title:	Head of Debt Syndication & Origination, APAC

By	/s/ Haitham Ghattas
Name:	Haitham Ghattas
Title:	Head of Debt Origination, Asia

MERRILL LYNCH INTERNATIONAL

By	/s/ John Lee
Name:	John Lee
Title:	Managing Director

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By	/s/ BHAVIK PANDYA
Name:	BHAVIK PANDYA
Title:	DIRECTOR, DCM-ASIA

BOCI ASIA LIMITED

By	/s/ Mr. Fang Bian
Name:	Mr. Fang Bian
Title:	Managing Director, Head of Financial Products Division

[Signature page to the Purchase Agreement]

SCHEDULE A

Name of Initial Purchaser	Principal Amount of 2019 Notes	Principal Amount of 2021 Notes
	(US$)	(US$)

Deutsche Bank AG, Singapore Branch	280,000,000	680,000,000
Merrill Lynch International	35,000,000	85,000,000
Australia and New Zealand Banking Group Limited	17,500,000	42,500,000
BOCI Asia Limited	17,500,000	42,500,000

Total	$350,000,000	$850,000,000

SCHEDULE B

SUBSIDIARY GUARANTORS

Studio City Holdings Two Limited

Studio City Holdings Three Limited

Studio City Holdings Four Limited

Studio City Entertainment Limited

Studio City Services Limited

Studio City Hotels Limited

SCP Holdings Limited

SCIP Holdings Limited

Studio City Hospitality and Services Limited

SCP One Limited

SCP Two Limited

Studio City Developments Limited

Studio City Retail Services Limited

SCHEDULE C

PRICING SUPPLEMENT

PRICING SUPPLEMENT	STRICTLY CONFIDENTIAL

US$350,000,000 5.875% Senior Secured Notes due 2019

US$850,000,000 7.250% Senior Secured Notes due 2021

Studio City Company Limited

November 22, 2016

Pricing Supplement dated November 22, 2016 to the

Preliminary Offering Memorandum dated November 15, 2016

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Offering Memorandum. Capitalized terms used but not defined in this Pricing Supplement have the meanings ascribed to them in the Preliminary Offering Memorandum. The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum.

The US$350,000,000 5.875% Senior Secured Notes due 2019 (the “2019 Notes”) and the US$850,000,000 7.250% Senior Secured Notes due 2021 (the “2021 Notes”, and together with 2019 Notes, the “Notes”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are being offered only (1) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States in offshore transactions in reliance on Regulation S under the Securities Act.

Distribution of this Pricing Supplement to any persons other than the person receiving this electronic transmission, its agents and any persons retained to advise the person receiving this electronic transmission, is unauthorized. Any photocopying, disclosure or alteration of the contents of this Pricing Supplement or any portion thereof by electronic mail or any other means to any person other than the person receiving this electronic transmission is prohibited. By accepting delivery of this Pricing Supplement, the recipient agrees to the foregoing.

Issuer:	Studio City Company Limited

Guarantors:	Studio City Investments Limited (the “Parent Guarantor”) and each of the Parent Guarantor’s restricted subsidiaries (other than the Issuer (together with the Parent Guarantor, the “Guarantors”))

Security Description:	5.875% Senior Secured Notes due 2019

7.250% Senior Secured Notes due 2021

Distribution:	144A and Regulation S

Notes:

Aggregate Principal Amount:	2019 Notes: US$350,000,000

2021 Notes: US$850,000,000

Currency:	U.S. Dollars

Maturity Date:	2019 Notes: November 30, 2019

2021 Notes: November 30, 2021

Interest Payment Dates:	May 30 and November 30, beginning on May 30, 2017

Trade Date:	November 22, 2016

Issue Date:	November 30, 2016 (T+5)

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement

Coupon:	2019 Notes: 5.875%

2021 Notes: 7.250%

Issue Price:	2019 Notes: 100.000%

2021 Notes: 100.000%

Yield to Maturity:	2019 Notes: 5.875%

2021 Notes: 7.250%

Optional Redemption Provisions:

Optional Redemption:

2021 Notes Optional Redemption Prices:	On or after November 30, 2018: 103.625%

On or after November 30, 2019: 101.813%

November 30, 2020 and thereafter: 100.000%

Make-Whole Call:	2019 Notes:	Prior to November 30, 2019

	2021 Notes:	Prior to November 30, 2018

Redemption with proceeds from certain equity offerings:	2019 Notes:	Prior to November 30, 2019, up to 35% may be redeemed at 105.875%

	2021 Notes:	Prior to November 30, 2018, up to 35% may be redeemed at 107.250%

Gaming Redemption:	The Notes may be redeemed if the gaming authority of any relevant jurisdictions requires that holders or beneficial owners of the Notes be licensed, qualified or found suitable under applicable gaming laws and such holders or beneficial owners, as the case may be, fail to apply or become licensed or qualified within the required time period or are found unsuitable

Mandatory Redemption Provisions:

Change of control	Put at 101% of the principal, plus accrued and unpaid interest, if any

Special Put Option for 2021 Notes	Put at 101% of the principal, plus accrued and unpaid interest and additional amounts, if any, if Studio City Finance Limited’s 8.500% Senior Notes due 2020 are not repaid or refinanced in full on or prior to June 1, 2020 in accordance with the terms of the indenture governing the 2021 Notes

CUSIP and ISIN Numbers	2019 Notes:

		Rule 144A Notes	Regulation S Notes

	CUSIP No.:	86400G AA7	G8539E AA3

	ISIN:	US86400GAA76	USG8539EAA31

	Common Code:	152587333	152587279

2021 Notes:

		Rule 144A Notes	Regulation S Notes

	CUSIP No.:	86400G AB5	G8539E AB1

	ISIN:	US86400GAB59	USG8539EAB14

	Common Code:	152586124	152586132

Denominations:	US$200,000 minimum; US$1,000 increments

Issue Ratings:	BB- / B1 (S&P/Moody’s)

Sole Global Coordinator and Left Lead Bookrunner:	Deutsche Bank AG, Singapore Branch

Joint Bookrunners:	Merrill Lynch International

Australia and New Zealand Banking Group Limited (Passive)

BOCI Asia Limited (Passive)

Listing:	Approval-in-principle has been obtained from the Singapore Exchange Securities Trading Limited (“SGX-ST”) for the listing and quotation of the Notes on the Official List of the SGX-ST

Trustees:	Deutsche Bank Trust Company Americas

Paying Agents, Registrars and Transfer Agents:	Deutsche Bank Trust Company Americas

In addition to the pricing information set forth above, the Preliminary Offering Memorandum will be updated to reflect the following changes:

The section “Use of Proceeds” on page 47 of the Preliminary Offering Memorandum is updated by this Pricing Supplement as follows:

We estimate that the net proceeds from this Offering will be approximately US$1,170 million after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this Offering, together with approximately US$87 million cash on hand, to fund the full repayment of the Existing Senior Secured Credit Facilities (other than the HK$1 million equivalent rolled over into the term loan facility under the 2021 Senior Secured Credit Facilities).

The section “Capitalization” on page 48 of the Preliminary Offering Memorandum is updated by this Pricing Supplement as follows:

The following table sets out the cash and cash equivalents, restricted cash, indebtedness and capitalization of Studio City Investments as of September 30, 2016 on an actual basis and as adjusted to give effect to the following:

•	the issuance of US$1,200 million aggregate principal amount of the Notes and the use of the proceeds thereof;

•	in relation to the issuance of the Notes, our arrangement of the 2021 Senior Secured Credit Facilities, which consist of: (i) a HK$233 million (equivalent to approximately US$29.9 million) revolving credit facility and (ii) a HK$1 million (equivalent to approximately US$129,000) term loan facility, assuming such facilities are executed and there is no drawdown under the revolving credit facility.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and our consolidated financial statements prepared in accordance with U.S. GAAP, the related notes and other financial information contained elsewhere in this offering memorandum.

	As of September 30,
	2016
	Actual	As Adjusted
	(In thousands of US$)
Cash and cash equivalents(1)(4)	228,253	286,436
Restricted cash(2)(3)(4)	145,003 (3)	130	(5)

Indebtedness:
Other long-term liabilities	17,191	17,191
Existing Senior Secured Credit Facilities, net(7)	1,223,871	—	(1)
2021 Senior Secured Credit Facilities(2)(3)	—	129
2019 Notes offered hereby(1)(8)	—	350,000
2021 Notes offered hereby(1)(8)	—	850,000
Studio City Intercompany Note due 2020(6)	633,219	633,219

Total indebtedness	1,874,281	1,850,539

Shareholder’s equity:
Share capital	—	—
Additional paid-in capital	1,454,680	1,454,680
Accumulated other comprehensive loss	(67)	(67)
Accumulated losses	(528,497)	(591,445	)(9)(10)

Total shareholder’s equity	926,116	863,168

Total capitalization	2,800,397	2,713,707

1.	The proceeds from the issuance of the 2019 Notes and the 2021 Notes together with cash on hand of approximately US$87 million will be used to fully repay the outstanding indebtedness under the Existing Senior Secured Credit Facilities (other than the HK$1 million equivalent rolled over into the term loan facility under the 2021 Senior Secured Credit Facilities) and estimated fees and expenses related to this Offering. Cash and cash equivalents do not include restricted cash. See “Description of Other Material Indebtedness—Existing Senior Secured Credit Facilities.”
2.	On November 9, 2016, we, through the Borrower, entered into a commitment letter with a financial institution for the 2021 Senior Secured Credit Facilities, which consists of (i) a HK$233 million (equivalent to approximately US$29.9 million) revolving credit facility and (ii) a HK$1 million (equivalent to approximately US$129,000) term loan facility. The proceeds will be restricted in accordance with the terms set forth in the commitment letter in connection with the 2021 Senior Secured Credit Facilities. The HK$1 million term loan is expected to be rolled over from the term loan facility under the Existing Senior Secured Credit Facilities and to be secured by a cash collateral account with an amount equal to the principal amount of the term loan facility plus expected interest expense in respect of the term loan facility for one financial quarter. The revolving credit facility is currently expected to remain undrawn at the issue date of the Notes. The availability of the 2021 Senior Secured Credit Facilities is subject to satisfaction of certain conditions precedent as described in “Description of Other Material Indebtedness—2021 Senior Secured Credit Facilities.”

3.	The restricted cash as of September 30, 2016 included the cash balances currently maintained in pledged accounts under the Existing Senior Secured Credit Facilities. The Existing Senior Secured Credit Facilities require us to maintain certain bank accounts secured in favor of the security agent under the Existing Senior Secured Credit Facilities. As of September 30, 2016, the restricted cash bank accounts under Studio City Investments and its subsidiaries had the following balances:

(In thousands of US$)
Debt service reserve account	55,070
Term loan facility disbursement account	41,284
Project operating accounts (represents proceeds drawn from term loan facility disbursement account but not yet spent)	48,419
Operational Agreement Upfront Receipts Account	230

Total	145,003

Upon issuance of the Notes offered hereby and repayment in full of the amounts outstanding under the Existing Senior Secured Credit Facilities (other than the HK$1 million equivalent rolled over into the term loan facility under the 2021 Senior Secured Credit Facilities) as described in “Use of Proceeds,” all of the above restricted cash bank accounts related to the Existing Senior Secured Credit Facilities will be released and the amounts contained therein recorded as cash and cash equivalents.

4.	Does not include the US$42.1 million contained in the bank accounts in the name of Melco Crown Macau from the operation of the Studio City Casino which are pledged to secured parties under the Existing Senior Secured Credit Facilities. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources.”
5.	Reflects the cash balance that we will be required to deposit and maintain in the cash collateral account securing the term loan facility under the 2021 Senior Secured Credit Facilities. In addition, with respect to each series of the Notes, under the indenture governing such series of Notes, the Issuer will be required to deposit, on the 30th of each month (or the last day of February), an amount that is not less than one-sixth of the aggregate amount of interest due on such series of Notes on the next interest payment date, into a note interest accrual account, which will be pledged to secure such series of Notes.
6.	On October 27, 2015, Studio City Finance lent the principal amount of the Existing Notes of US$825 million as the Studio City Intercompany Note and advanced at discounted price of 73.61% to Studio City Investments. The net proceeds from the Studio City Intercompany Note after deducting the original advance discount of US$217.7 million was US$607.3 million. As of September 30, 2016, the outstanding balance of the Studio City Intercompany Note was US$633.2 million, net of unamortized advance discount of US$191.8 million. The Studio City Intercompany Note is unsecured and matures on December 1, 2020 and, subject to restrictions contained in the indentures governing the Notes, is repayable on demand by Studio City Finance at the same time as the repayment in full or in part of amounts due under the Existing Notes, whether at maturity, on early redemption or mandatory repurchase or upon acceleration according to the indenture governing the Existing Notes.
7.	As of September 30, 2016, the outstanding amount under the Existing Senior Secured Credit Facilities was US$1,256.8 million, net of unamortized deferred financing costs of US$32.9 million.
8.	Reflects the gross amount to be received by the Issuer from this offering.
9.	Assuming the unamortized deferred financing costs of the Existing Senior Secured Credit Facilities are written off and recognized as expenses in the consolidated income statements upon repayment of the Existing Senior Secured Credit Facilities.
10.	Assumes the estimated fees and expenses related to this Offering, which may be capitalized as deferred financing costs under U.S. GAAP and presented in the balance sheet as a reduction to the principal amounts of the Notes offered hereby, are instead recognized as expenses in the consolidated income statements.

“Risk Factors—Risks Relating to Our Substantial Indebtedness, the Notes and the Guarantees—Your ability to take enforcement action with respect to the assets securing the Notes may be limited—Macau” on page 39 of the Preliminary Offering Memorandum is updated by this Pricing Supplement by adding the following paragraph at the end:

In addition, upon an enforcement action under the 2021 Senior Secured Credit Facilities and, pursuant to the Intercreditor Agreement, the Notes, that results in a sale of assets subject to the enforcement, between the time of enforcement and the consummation of the sale, Melco Crown Macau will continue to be paid or reimbursed for the costs of operations of the Studio City Casino (including any operations costs continuing post such enforcement event), which are incurred pursuant to the Services and Right to Use Arrangements and the Direct Agreement. The reimbursement of such costs to Melco Crown Macau will be in priority to the secured parties (other than the security agent under the 2021 Senior Secured Credit Facilities) or to the extent any finance parties under the 2021 Senior Secured Credit Facilities have funded a portion of such post-enforcement operations costs, on a pro rata basis with such finance parties, and will reduce funds available to satisfy our obligations under the Notes.

Studio City Company Limited has prepared the Preliminary Offering Memorandum to which this communication relates. Before you invest, you should read the Preliminary Offering Memorandum and the contents of this pricing supplement for more complete information about Studio City Company Limited and this offering. You should already have a copy of the Preliminary Offering Memorandum, but the Initial Purchasers will arrange to send you another copy, if you request it.

THE INFORMATION CONTAINED HEREIN DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. THE NOTES AND THE GUARANTEES DESCRIBED HEREIN HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, OR ANY OTHER JURISDICTION IN THE STATES.

SCHEDULE D

LIST OF CLOSING DATE SECURITY DOCUMENTS

Part A Offshore Confirmatory Security

1.	A composite deed of confirmatory security to be entered into (among others) by Studio City Company Limited, Studio City Investments Limited, Studio City Holdings Two Limited and SCP Holdings Limited with respect to the following share charges, all dated 26 November 2013 (each as amended, novated, supplemented, extended, replaced or restated from time to time):

(a)	the charge over all present and future shares of Studio City Company Limited held by Studio City Investments Limited, granted by Studio City Investments Limited;

(b)	the charge over all present and future shares of Studio City Holdings Two Limited held by Studio City Company Limited, granted by Studio City Company Limited;

(c)	the charge over all present and future shares in Studio City Holdings Three Limited held by Studio City Holdings Two Limited, granted by Studio City Holdings Two Limited;

(d)	the charge over all present and future shares in Studio City Holdings Four Limited held by Studio City Holdings Two Limited, granted by Studio City Holdings Two Limited;

(e)	the charge over all present and future shares in SCP Holdings Limited held by Studio City Holdings Two Limited, granted by Studio City Holdings Two Limited;

(f)	the charge over all present and future shares in SCIP Holdings Limited held by Studio City Holdings Two Limited, granted by Studio City Holdings Two Limited;

(g)	the charge over all present and future shares in SCP One Limited held by SCP Holdings Limited, granted by SCP Holdings Limited; and

(h)	the charge over all present and future shares in SCP Two Limited held by SCP Holdings Limited, granted by SCP Holdings Limited;

2.	A deed of confirmatory security to be entered into (among others) by Studio City Company Limited, Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, SCP Holdings Limited, SCP One Limited, SCP Two Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited, Studio City Developments Limited and SCIP Holdings Limited, with respect to the debenture dated 26 November 2013 entered into between, among others, Studio City Company Limited, Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, SCP Holdings Limited, SCP One Limited, SCP Two Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited, Studio City Developments Limited and SCIP Holdings Limited and the Security Agent.

3.	A deed of confirmatory security to be entered into (among others) by Studio City Holdings Five Limited with respect to the debenture dated 18 September 2015 entered into between, among others, Studio City Holdings Five Limited and the Security Agent.

4.	A composite deed of confirmatory security to be entered into (among others) by Studio City Company Limited, Studio City Investments Limited, Studio City Developments Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited and SCIP Holdings Limited with respect to the following charges over accounts, all dated 26 November 2013 (each as amended, novated, supplemented, extended, replaced or restated from time to time):

(a)	the charge over certain accounts of Studio City Company Limited held in the Hong Kong SAR, granted by Studio City Company Limited;

(b)	the charge over certain accounts of Studio City Investments Limited held in the Hong Kong SAR, granted by Studio City Investments Limited;

(c)	the charge over certain accounts of Studio City Developments Limited held in the Hong Kong SAR, granted by Studio City Developments Limited;

(d)	the charge over certain accounts of Studio City Entertainment Limited held in the Hong Kong SAR, granted by Studio City Entertainment Limited;

(e)	the charge over certain accounts of Studio City Hotels Limited held in the Hong Kong SAR, granted by Studio City Hotels Limited;

(f)	the charge over certain accounts of Studio City Services Limited held in the Hong Kong SAR, granted by Studio City Services Limited;

(g)	the charge over certain accounts of Studio City Hospitality and Services Limited held in the Hong Kong SAR, granted by Studio City Hospitality and Services Limited;

(h)	the charge over certain accounts of Studio City Retail Services Limited held in the Hong Kong SAR, granted by Studio City Retail Services Limited; and

(i)	the charge over certain accounts of SCIP Holdings Limited held in the Hong Kong SAR, granted by SCIP Holdings Limited.

Part B

Confirmations and amendments for Onshore Security

1.	A composite confirmation to be entered into (among others) by Studio City Company Limited, Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Holdings Five Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, SCP Holdings Limited, SCP One Limited, SCP Two Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited, Studio City Developments Limited, SCIP Holdings Limited and Melco Crown (Macau) Limited with respect to the following Macau law security documents:

(a)	the power of attorney granted by Studio City Developments Limited dated 26 November 2013 supplementing the mortgage over its rights under the Amended Land Concession;

(b)	the promissory note issued by Studio City Company Limited dated 26 November 2013 and endorsed by Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Entertainment Limited, Studio City Services Limited, Studio City Hotels Limited, SCP Holdings Limited, Studio City Hospitality and Services Limited, SCP One Limited, SCP Two Limited, Studio City Developments Limited, Studio City Retail Services Limited and SCIP Holdings Limited (the “Livrança”);

(c)	the covering letter dated 26 November 2013 in relation to the Livrança from Studio City Company Limited and acknowledged by Studio City Investments Limited, Studio City Holdings Two Limited, Studio City Holdings Three Limited, Studio City Holdings Four Limited, Studio City Entertainment Limited, Studio City Services Limited, Studio City Hotels Limited, SCP Holdings Limited, Studio City Hospitality and Services Limited, SCP One Limited, SCP Two Limited, Studio City Developments Limited, Studio City Retail Services Limited and SCIP Holdings Limited;

(d)	the assignment of the Services and Right to Use Agreement granted by Studio City Entertainment Limited dated 26 November 2013;

(e)	the assignment of the Reimbursement Agreement granted by Studio City Entertainment Limited dated 26 November 2013;

(f)	the direct agreement in relation to (i) the Services and Right to Use Agreement; and (ii) the Reimbursement Agreement, granted by Studio City Company Limited, Studio City Entertainment Limited, Studio City Developments Limited, Studio City Hotels Limited, Melco Crown (Macau) Limited and Studio City Holdings Five Limited dated 26 November 2013;

(g)	the pledge over all present and future shares of Studio City Entertainment Limited held by Studio City Holdings Three Limited and Studio City Holdings Four Limited granted by Studio City Holdings Three Limited and Studio City Holdings Four Limited dated 26 November 2013;

(h)	the power of attorney granted by Studio City Holdings Three Limited dated 18 September 2015 regarding all its present and future shares in Studio City Entertainment Limited;

(i)	the power of attorney granted by Studio City Holdings Four Limited dated 18 September 2015 regarding all its present and future shares in Studio City Entertainment Limited;

(j)	the pledge over the share in Studio City Entertainment Limited held by Studio City Holdings Five Limited granted by Studio City Holdings Five Limited dated 18 September 2015;

(k)	the power of attorney granted by Studio City Holdings Five Limited dated 18 September 2015 regarding the share held in Studio City Entertainment Limited;

(l)	the pledge over all present and future shares in Studio City Hotels Limited held by Studio City Holdings Three Limited and Studio City Holdings Four Limited, granted by Studio City Holdings Three Limited and Studio City Holdings Four Limited dated 26 November 2013;

(m)	the power of attorney granted by Studio City Holdings Three Limited dated 18 September 2015 regarding all its present and future shares in Studio City Hotels Limited;

(n)	the power of attorney granted by Studio City Holdings Four Limited dated 18 September 2015 regarding all its present and future shares in Studio City Hotels Limited;

(o)	the pledge over the share in Studio City Hotels Limited held by Studio City Holdings Five Limited, granted by Studio City Holdings Five Limited dated 18 September 2015;

(p)	the power of attorney granted by Studio City Holdings Five Limited dated 18 September 2015 regarding the share held in Studio City Hotels Limited;

(q)	the pledge over all present and future shares in Studio City Developments Limited held by SCP Holdings Limited, SCP One Limited and SCP Two Limited, granted by SCP Holdings Limited, SCP One Limited and SCP Two Limited dated 26 November 2013;

(r)	the power of attorney granted by SCP Holdings Limited dated 18 September 2015 regarding all its present and future shares in Studio City Developments Limited;

(s)	the power of attorney granted by SCP One Limited dated 18 September 2015 regarding all its present and future shares in Studio City Developments Limited;

(t)	the power of attorney granted by SCP Two Limited dated 18 September 2015 regarding all its present and future shares in Studio City Developments Limited;

(u)	the pledge over the share in Studio City Developments Limited held by Studio City Holdings Five Limited, granted by Studio City Holdings Five Limited dated 18 September 2015;

(v)	the power of attorney granted by Studio City Holdings Five Limited dated 18 September 2015 regarding the share held in Studio City Developments Limited;

(w)	the pledge over all present and future shares in Studio City Retail Services Limited held by Studio City Services Limited and Studio City Hospitality and Services Limited, granted by Studio City Services Limited and Studio City Hospitality and Services Limited dated 26 November 2013;

(x)	the pledge over all present and future shares in Studio City Hospitality and Services Limited held by Studio City Services Limited, granted by Studio City Services Limited dated 26 November 2013;

(y)	the pledge over all present and future shares of Studio City Services Limited held by Studio City Company Limited and Studio City Holdings Two Limited, granted by Studio City Company Limited and Studio City Holdings Two Limited dated 26 November 2013;

(z)	the pledge over accounts granted by Melco Crown (Macau) Limited and Studio City Entertainment Limited, over (i) accounts of Melco Crown (Macau) Limited in respect of the Service and Right to Use Agreement and (ii) the Trust Account (as defined in the Service and Right to Use Agreement) dated 26 November 2013;

(aa)	the power of attorney granted by Studio City Holdings Five Limited dated 18 September 2015 to terminate certain preference right agreements pursuant to which Studio City Holdings Five Limited was given preference in the acquisition of certain shares and the assignment of the interest in the Amended Land Concession;

(bb)	the floating charge over substantially all assets of Studio City Developments Limited, granted by Studio City Developments Limited dated 26 November 2013;

(cc)	the floating charge over substantially all assets of Studio City Entertainment Limited, granted by Studio City Entertainment Limited dated 26 November 2013;

(dd)	the floating charge over substantially all assets of Studio City Services Limited, granted by Studio City Services Limited dated 26 November 2013;

(ee)	the floating charge over substantially all assets of Studio City Hospitality and Services Limited, granted by Studio City Hospitality and Services Limited dated 26 November 2013;

(ff)	the floating charge over substantially all assets of Studio City Hotels Limited, granted by Studio City Hotels Limited dated 26 November 2013; and

(gg)	the floating charge over substantially all assets of Studio City Retail Services Limited, granted by Studio City Retail Services Limited dated 26 November 2013.

2.	A confirmation to be entered into (among others) by Studio City Developments Limited with respect to the mortgage granted by Studio City Developments Limited over its rights under the Amended Land Concession dated 26 November 2013.

3.	A composite amendment and confirmation to be entered into (among others) by Studio City Company Limited, Studio City Developments Limited, Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited and SCIP Holdings Limited with respect to the following pledges over onshore accounts:

(a)	the pledge over certain onshore accounts of Studio City Company Limited held in the Macau SAR, granted by Studio City Company Limited dated 26 November 2013;

(b)	the pledge over certain onshore accounts of Studio City Developments Limited held in the Macau SAR, granted by Studio City Developments Limited dated 26 November 2013;

(c)	the pledge over certain onshore accounts of Studio City Entertainment Limited held in the Macau SAR, granted by Studio City Entertainment Limited dated 26 November 2013;

(d)	the pledge over certain onshore accounts of Studio City Hotels Limited held in the Macau SAR, granted by Studio City Hotels Limited dated 26 November 2013;

(e)	the pledge over certain onshore accounts of Studio City Services Limited held in the Macau SAR, granted by Studio City Services Limited dated 26 November 2013;

(f)	the pledge over certain onshore accounts of Studio City Hospitality and Services Limited held in the Macau SAR, granted by Studio City Hospitality and Services Limited dated 26 November 2013;

(g)	the pledge over certain onshore accounts of Studio City Retail Services Limited held in the Macau SAR, granted by Studio City Retail Services Limited dated 26 November 2013; and

(h)	the pledge over certain onshore accounts of SCIP Holdings Limited held in the Macau SAR, granted by SCIP Holdings Limited dated 26 November 2013.

4.	A composite amendment and confirmation to be entered into (among others) by Studio City Entertainment Limited, Studio City Hotels Limited, Studio City Services Limited, Studio City Hospitality and Services Limited, Studio City Retail Services Limited and Studio City Developments Limited with respect to the following assignments of leases and right of use agreements:

(a)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Developments Limited;

(b)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Entertainment Limited;

(c)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Hotels Limited;

(d)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Services Limited;

(e)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Hospitality and Services Limited; and

(f)	the assignment of certain leases and rights to use agreements dated 26 November 2013 and entered into by (among others) Studio City Retail Services Limited.

SCHEDULE E

CFO CERTIFICATE

CHIEF FINANCIAL OFFICER’S CERTIFICATE

[●], 20161

This certificate is being delivered in accordance with Section 5(n) (CFO Certificates) of the Purchase Agreement (the “Purchase Agreement”) dated as of November 22, 2016 between Studio City Investments Limited, a company incorporated in the British Virgin Islands with company number 1673083 (the “Company”) and the Initial Purchasers named therein, among others. Capitalized terms used herein but not defined have the meaning ascribed to such terms in the Purchase Agreement.

The undersigned, being the Property Chief Financial Officer of Studio City (as defined in the Offering Memorandum), hereby certifies for and on behalf of the Company and not in a personal capacity, as follows:

1.	I am an executive officer of Studio City, holding the office indicated under my signature below.

2.	I have responsibility for, among other things, financial and accounting matters of the Company and its consolidated subsidiaries (the “Group”) and am familiar with the accounting, operations, record systems and internal controls of the Group.

3.	I have supervised the compilation of and reviewed the circled information contained in Annex A (Information in the [Preliminary][2] Offering Memorandum) hereto. Such information has been computed or derived from the Company’s financial and operational records prepared by the Company’s accounting and other personnel for the periods, or as of the dates indicated. I have compared such information to the corresponding data appearing in the Group’s general ledger and accounting books and records, and performed such other procedures as I have deemed appropriate to ensure that such data is true, accurate and not misleading, and found that such information:

(a)	have been accurately extracted from information contained in the Group’s general ledger and accounting books and records;

(b)	are true and accurate, and not misleading; and

(c)	where such information has been derived, in whole or in part, from estimates, such estimates were prepared in good faith on a reasonable basis for the purpose for which they were prepared.

[1]	NB: To be delivered on pricing date and closing date.
[2]	Delete in the closing CFO certificate.

[Signature Appears on Next Page]

IN WITNESS WHEREOF, I have signed this certificate as of the date first above written.

By:
Name:
Title:	Property Chief Financial Officer of Studio City

[Signature Page – Chief Financial Officer’s Certificate]

ANNEX A

Information in the [Preliminary]3 Offering Memorandum

[3]	Delete in the closing CFO certificate.